LOAN AND SECURITY AGREEMENT

                   DATED AS OF MARCH 15, 1995


                              AMONG


                      ZEMEX CORPORATION AND
                    THE FELDSPAR CORPORATION

                               AND

                 NATIONSBANK OF TENNESSEE, N.A.,
                        AND CHEMICAL BANK


                               AND

            NATIONSBANK OF TENNESSEE, N.A., AS AGENT



                      ZEMEX CORPORATION AND
                    THE FELDSPAR CORPORATION


                   LOAN AND SECURITY AGREEMENT
                   DATED AS OF MARCH 15, 1995

                        TABLE OF CONTENTS


Paragraph Number                                             Page


I.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . .  1

II.  THE LOANS . . . . . . . . . . . . . . . . . . . . . . . . 17
     2.1  The Revolving Loan Commitments . . . . . . . . . . . 17
     2.2  The Capital Expenditure Loan Commitments . . . . . . 18
     2.3  The Working Capital Loan Commitment. . . . . . . . . 20
     2.4  Borrowing Notices, Interest Rates and Payments of
Interest 21
     2.5  Facility Fee . . . . . . . . . . . . . . . . . . . . 23
     2.6  Nonusage Fee . . . . . . . . . . . . . . . . . . . . 23
     2.7  Agent's Fee. . . . . . . . . . . . . . . . . . . . . 24
     2.8  Reduction of Commitment. . . . . . . . . . . . . . . 24
     2.9  Alternate Rate of Interest . . . . . . . . . . . . . 24
     2.10 Change in Circumstances. . . . . . . . . . . . . . . 24
     2.11 Change in Legality . . . . . . . . . . . . . . . . . 26
     2.12 Optional Prepayment - Premiums in Certain Events . . 27
     2.13 Payment to the Agent . . . . . . . . . . . . . . . . 28

III.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . 28
     3.1  Documents Required for the Closing . . . . . . . . . 28
     3.2  Requirements for all Subsequent Disbursements. . . . 31
     3.3  Legal Matters. . . . . . . . . . . . . . . . . . . . 31

IV.  COLLATERAL SECURITY . . . . . . . . . . . . . . . . . . . 31
     4.1  Composition of the Collateral. . . . . . . . . . . . 31
     4.2  Rights in Property Held by the Banks . . . . . . . . 31
     4.3  Rights in Property of the Borrower . . . . . . . . . 32
     4.4  Rights in Property of Certain Participating
Subsidiaries 32
     4.5  Rights and Property of Suzorite Mica.. . . . . . . . 33
     4.6  Priority of Liens. . . . . . . . . . . . . . . . . . 33
     4.7  Financing Statements . . . . . . . . . . . . . . . . 33
     4.8  Negotiation of Zemex Note. . . . . . . . . . . . . . 34
     4.9  Collection of Receivables. . . . . . . . . . . . . . 34
     4.10 Mortgagees' and Landlords' Waivers; Georgia Processing
Plant 34

V.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . 35
     5.1  Due Organization and Qualification . . . . . . . . . 35
     5.2  No Conflicting Agreement . . . . . . . . . . . . . . 35
     5.3  Capacity . . . . . . . . . . . . . . . . . . . . . . 36
     5.4  Binding Obligations. . . . . . . . . . . . . . . . . 36
     5.5  Pledged Stock. . . . . . . . . . . . . . . . . . . . 36
     5.6  Litigation . . . . . . . . . . . . . . . . . . . . . 36
     5.7  Title. . . . . . . . . . . . . . . . . . . . . . . . 36
     5.8  Financial Statements . . . . . . . . . . . . . . . . 36
     5.9  No Additional Indebtedness . . . . . . . . . . . . . 36
     5.10 Taxes. . . . . . . . . . . . . . . . . . . . . . . . 37
     5.11 Compliance with Laws . . . . . . . . . . . . . . . . 37
     5.12 Environmental Compliance . . . . . . . . . . . . . . 37
     5.13 Full Disclosure. . . . . . . . . . . . . . . . . . . 37
     5.14 Consents . . . . . . . . . . . . . . . . . . . . . . 38
     5.15 Existing Borrowings. . . . . . . . . . . . . . . . . 38
     5.16 Material Contracts . . . . . . . . . . . . . . . . . 38
     5.17 Zemex Note . . . . . . . . . . . . . . . . . . . . . 38
     5.18 No Commissions . . . . . . . . . . . . . . . . . . . 38
     5.19 ERISA. . . . . . . . . . . . . . . . . . . . . . . . 38
     5.20 Survival . . . . . . . . . . . . . . . . . . . . . . 38

VI.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . 39
     6.1  Use of Proceeds. . . . . . . . . . . . . . . . . . . 39
     6.2  Financial Statements and Reports . . . . . . . . . . 39
     6.3  Good Condition . . . . . . . . . . . . . . . . . . . 41
     6.4  Insurance. . . . . . . . . . . . . . . . . . . . . . 41
     6.5  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 41
     6.6  Records and Inspection . . . . . . . . . . . . . . . 41
     6.7  Maintenance of Existence and Business. . . . . . . . 41
     6.8  Ordinary Course. . . . . . . . . . . . . . . . . . . 42
     6.9  Copies of Tax Returns. . . . . . . . . . . . . . . . 42
     6.10 Payment of Indebtedness. . . . . . . . . . . . . . . 42
     6.11 Notice of Litigation . . . . . . . . . . . . . . . . 42
     6.12 Notice to Banks of Default or Prepayment . . . . . . 42
     6.13 Notice of Name Change or Location. . . . . . . . . . 42
     6.14 Environmental Compliance . . . . . . . . . . . . . . 43
     6.15 Notice of Environmental Action . . . . . . . . . . . 43
     6.16 ERISA Compliance . . . . . . . . . . . . . . . . . . 44
     6.17 Financial Ratios . . . . . . . . . . . . . . . . . . 44

VII.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . 45
     7.1  Merger or Reorganization . . . . . . . . . . . . . . 45
     7.2  Sale of Assets . . . . . . . . . . . . . . . . . . . 45
     7.3  Encumbrances . . . . . . . . . . . . . . . . . . . . 46
     7.4  Debts and Other Obligations. . . . . . . . . . . . . 46
     7.5  Leases . . . . . . . . . . . . . . . . . . . . . . . 46
     7.6  Untrue Certificate . . . . . . . . . . . . . . . . . 46
     7.7  Margin Stock . . . . . . . . . . . . . . . . . . . . 46
     7.8  Sale-Leaseback . . . . . . . . . . . . . . . . . . . 47
     7.9  Guarantee Obligation . . . . . . . . . . . . . . . . 47
     7.10 Dividends and Distributions. . . . . . . . . . . . . 47
     7.11 Redemptions and Capital Stock. . . . . . . . . . . . 47
     7.12 Prepayments. . . . . . . . . . . . . . . . . . . . . 47
     7.13 Subsidiary . . . . . . . . . . . . . . . . . . . . . 47
     7.14 Loans and Advances . . . . . . . . . . . . . . . . . 47
     7.15 Investments. . . . . . . . . . . . . . . . . . . . . 47
     7.16 Acquisitions . . . . . . . . . . . . . . . . . . . . 47
     7.17 Capital Expenditures . . . . . . . . . . . . . . . . 49
     7.18 Affiliate Transactions . . . . . . . . . . . . . . . 49
     7.19 Restricted Payment Negative Covenants. . . . . . . . 49

VIII.  DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . 50
     8.1  Events of Default. . . . . . . . . . . . . . . . . . 50
     8.2  Acceleration . . . . . . . . . . . . . . . . . . . . 51
     8.3  Remedies . . . . . . . . . . . . . . . . . . . . . . 52

IX.   THE AGENT. . . . . . . . . . . . . . . . . . . . . . . . 53
     9.1  Authorization. . . . . . . . . . . . . . . . . . . . 53
     9.2  Standard of Care . . . . . . . . . . . . . . . . . . 53
     9.3  No Waiver of Rights. . . . . . . . . . . . . . . . . 54
     9.4  Payments . . . . . . . . . . . . . . . . . . . . . . 54
     9.5  Indemnification. . . . . . . . . . . . . . . . . . . 54
     9.6  Exculpation. . . . . . . . . . . . . . . . . . . . . 54
     9.7  Credit Investigation . . . . . . . . . . . . . . . . 55
     9.8  Resignation. . . . . . . . . . . . . . . . . . . . . 55
     9.9  Proration of Payments. . . . . . . . . . . . . . . . 55
     9.10 No Liability For Errors. . . . . . . . . . . . . . . 56
     9.11 Offset . . . . . . . . . . . . . . . . . . . . . . . 56

X.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . 56
     10.1 Construction . . . . . . . . . . . . . . . . . . . . 56
     10.2 Further Assurance. . . . . . . . . . . . . . . . . . 57
     10.3 Enforcement and Waiver by the Banks. . . . . . . . . 57
     10.4 Expenses of the Banks. . . . . . . . . . . . . . . . 57
     10.5 Notices. . . . . . . . . . . . . . . . . . . . . . . 57
     10.6 Waiver and Release . . . . . . . . . . . . . . . . . 58
     10.7 Indemnification. . . . . . . . . . . . . . . . . . . 59
     10.8 Participations and Assignments . . . . . . . . . . . 59
     10.9 Applicable Laws. . . . . . . . . . . . . . . . . . . 59
     10.10Binding Effect, Assignment and Entire Agreement. . . 59
     10.11Severability . . . . . . . . . . . . . . . . . . . . 59
     10.12Counterparts . . . . . . . . . . . . . . . . . . . . 59
     10.13Venue. . . . . . . . . . . . . . . . . . . . . . . . 60
     10.14Confidentiality. . . . . . . . . . . . . . . . . . . 60
     10.15Waiver of Jury Trial . . . . . . . . . . . . . . . . 60

                      SCHEDULE OF EXHIBITS


EXHIBIT

   A      Form of Notes

   B      Capital Expenditure Draw Request Form

   C      Existing Indebtedness and Liens

   D      Subordinated Indebtedness

   E      Real Property

   F      Form of Stock Pledge Agreement

   G      Form of Guaranty and Suretyship Agreements

   H      Form of Opinion Letters

   I      Corporate Matters
          (States of Incorporation and Qualification; Stock
Ownership)

   J      Addresses

   K      Litigation and Claims

   L      Compliance with Laws

   M      Material Leases, Contracts and Commitments

   N      Environmental Disclosures
                   LOAN AND SECURITY AGREEMENT


          THIS LOAN AND SECURITY AGREEMENT is made as of the 15th day of
March, 1995, by and among Zemex Corporation, a Delaware corporation, and The Feldspar
Corporation, a North Carolina corporation, jointly and severally (individually and collectively, the "Borrower"); the Guarantors, jointly and severally, as such term is defined herein; each of the undersigned Banks; and NationsBank of Tennessee, N.A. (the "Agent"), individually and as Agent for such Banks.

                      W I T N E S S E T H:

          WHEREAS, Borrower has requested the Banks to lend up to the sum of Twenty-
Five Million Dollars ($25,000,000.00), initially on a revolving basis and then converting in part to a reducing revolver and in part to a term loan, and the Banks are willing to do so upon the terms and conditions hereinafter set forth; and

          WHEREAS, Pyron Corporation is a party to a Letter of Credit Reimbursement
Agreement (as hereinafter defined) with Chemical Bank, and NationsBank of Tennessee, N.A.
desires to participate with Chemical Bank in its Letter of Credit
Facility (as hereinafter defined)
provided, among other things, that the Letter of Credit Facility and this Loan and Security
Agreement are cross-defaulted and cross-collateralized;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations herein contained, and each intending to be legally bound hereby, the parties agree as follows:


                     SECTION I.  DEFINITIONS

          As used herein:

          "Accounts", "Chattel Paper", "Contract Rights",
"Documents", "Equipment",
"Fixtures", "General Intangibles", "Goods", "Instruments" and
"Inventory" shall have the
same respective meanings as are given to those terms in the UCC.

          "Adjusted Surplus Capital" means Surplus Capital less the cumulative amount of all Restricted Payments made or incurred after September 30, 1994 plus the sum of: (A) all net cash proceeds received by Zemex Corporation after September 30, 1994 from the sale of its stock and/or the exercise of its stock options and warrants, (B) twenty-five percent (25%) of Net
Income for each fiscal year ending on and after December 31, 1995, and (C) all cash dividends hereafter paid by Nonparticipating Subsidiaries to the Borrower or a Participating Subsidiary.

          "Affiliates" means as to any Person (A) any Person which, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (B) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (A) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than ten percent (10%) of the outstanding shares of voting stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. In no event shall any of the Banks be deemed to be Affiliates of the Borrower.

          "Agent" means NationsBank of Tennessee, N.A. in its capacity as agent for the
Banks pursuant to Section IX hereof, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Section IX.

          "Agreement" means this Loan and Security Agreement, as it may be amended, restated, renewed or extended from time to time.

          "Applicable LIBO Rate Margin" means two and one-quarter percent (2.25%) per annum; provided however, that during any fiscal quarter of the Borrower where the
Borrower shall have satisfied the Funded Debt to Capital ratio test indicated in the table below, then the Applicable LIBO Rate Margin for the Effective Period (as defined below) shall be the percentage rate per annum set forth opposite the appropriate test in the table below:

Funded Debt to Capital                       Applicable LIBO Rate
Margin

Equal to or Greater than 35%                      2.25% per annum

Equal to or Greater than 25% and Less Than 35%    1.75% per annum

Less than 25%                                     1.25% per annum

The Funded Debt to Capital ratio shall be computed as set forth in Paragraph 6.17(B), and the
Applicable LIBO Rate Margin shall be confirmed by the Agent on the basis of quarter-annual financial statements of the Borrower delivered to the Banks pursuant to Paragraph 6.2(A) and year end financial statements delivered pursuant to Paragraph 6.2(B). The "Effective Period" shall be the period commencing on the first Business Day of the first month following delivery to the Agent of the financial statements of the Borrower pursuant to Paragraphs 6.2(A) and
6.2(B), which financial statements indicate that the applicable test set forth above has been satisfied for the preceding fiscal quarter, and ending on the date that is three months after such commencement date except for the third and fourth fiscal quarters of each year, where the ending date shall be four months after the commencement date and two months after the commencement date, respectively. At the end of any Effective Period, the Applicable LIBO
Rate Margin shall automatically become two and one-quarter percent (2.25%) per annum unless at or prior to such time the next Effective Period shall have commenced.

          "Applicable Prime Rate Margin" means one-quarter of one percent (0.25%) per annum; provided however, that during any fiscal quarter of the Borrower where the Borrower shall have satisfied the Funded Debt to Capital ratio test indicated in the table below, the Applicable Prime Rate Margin for the Effective Period (as defined below) shall be the percentage rate per annum set forth opposite the appropriate test in the table below:

Funded Debt to Capital                       Applicable Prime
Rate Margin

Equal to or Greater than 35%                      0.25% per annum

Equal to or Greater than 25% and Less Than 35%    0.00% per annum

Less than 25%                                     0.00% per annum

The Funded Debt to Capital ratio shall be computed as set forth in Paragraph 6.17(B), and the
Applicable Prime Rate Margin shall be confirmed by the Agent on the basis of the quarter-annual financial statements of the Borrower delivered to the Banks pursuant to Paragraph 6.2(A) and year end financial statements delivered pursuant to Paragraph 6.2(B). The "Effective
Period" shall be the period commencing on the first Business Day of the first month following delivery to the Agent of the financial statements of the Borrower pursuant to Paragraphs 6.2(A) and 6.2(B), which financial statements indicate that the applicable test set forth above has been satisfied for the preceding fiscal quarter, and ending on the date that is three months after such commencement date except for the third and fourth fiscal quarters of each year, where the ending date shall be four months after the commencement date and two months after the commencement date, respectively. At the end of any Effective Period, the Applicable Prime
Rate Margin shall automatically become one-quarter of one percent (0.25%) per annum unless at or prior to such time the next Effective Period shall have commenced.

          "Bank" means each Bank listed on the signature pages of this Agreement and their respective successors and assigns, and "Banks" means all of such Banks collectively.

          "Business Day" means any day on which the state banks and national banking associations in Nashville, Tennessee and Buffalo, New York are open for the conduct of ordinary business; provided however, that when used in connection with determining the LIBO
Rate or notices in connection therewith, the term "Business Day" shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London Interbank Market.

          "Capital" means, as to both the Borrower and its Participating Subsidiaries at any time of determination, the sum of their Funded Debt and Shareholders' Equity as shown on a consolidated balance sheet of the Borrower and its Participating Subsidiaries, less Intangible
Assets, Nonparticipating Subsidiary Advances, all Guarantee Obligations incurred by the
Borrower or any Participating Subsidiary for or on behalf of any Nonparticipating Subsidiary or other Person, and all amounts due to a Borrower or Participating Subsidiary from any
Affiliate (including without duplication from any Nonparticipating Subsidiary).

          "Capital Expenditure Loan" means that nonrevolving construction/term loan described in Paragraph 2.2.

          "Capital Expenditure Loan Commitment" means, as to any Bank, the obligation of such Bank to make Capital Expenditure Loans in an amount not to exceed the amount set forth in Paragraph 2.2.

          "Capital Expenditure Loan Commitment Percentage" means, as to any Bank at any time, the percentage of the aggregate Capital Expenditure
Loan Commitments then
constituted by such Bank's Capital Expenditure Loan Commitment.

          "Capital Expenditure Loan Commitment Termination Date" means
December 31, 1995.

          "Capital Expenditures" means all amounts paid by the Borrower and its
Participating Subsidiaries in connection with the purchase of property, plant, machinery, equipment or other similar expenditures (including capital leases of any of the foregoing) which would be required to be capitalized and shown on the balance sheet of Borrower and its
Participating Subsidiaries in accordance with generally accepted accounting principles consistently applied.

          "Cash Flow" means, as to both the Borrower and its Participating Subsidiaries, the aggregate of their: (A) Earnings Before Interest and Taxes,
(B) amortization; and (C)
depreciation; all as shown by the consolidated statement of operations of the Borrower and its Participating Subsidiaries, calculated in accordance with generally accepted accounting principles consistently applied.

          "Change of Control" means the occurrence, after the date of this Agreement, of
(i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities
Exchange Act of 1934, as amended), directly or indirectly, of securities of Zemex Corporation
(or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of Zemex Corporation entitled to vote in the election of directors;
or (ii) commencing after the date of this Agreement, individuals who at the beginning of this Agreement were directors of Zemex Corporation ceasing for any reason to constitute a majority of the Board of Directors of Zemex Corporation unless the Persons replacing such individuals were nominated by the Board of Directors of Zemex Corporation; or
(iii) any Person or two or
more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of Zemex Corporation (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of Zemex Corporation entitled to vote in the election of directors.

          "Closing" means the valid execution and delivery of the Notes, the Agreement, and Collateral Documents to the Agent, or as the Banks otherwise direct.

          "Collateral" has the meaning set forth in Paragraph
4.1.

          "Collateral Documents" means the documents specified in Paragraphs 3.1 (B) through (G).

          "Commitment Percentage" means, as to any Bank at any time, the percentage of the Total Commitments then constituted by such Bank's
Commitments.

          "Commitments" means the Revolving Loan Commitments, the
Capital
Expenditure Loan Commitments, and the Working Capital Commitment.

          "Consolidated Net Income" means, for any particular fiscal period, the net earnings (or net loss) of the Borrower and its Subsidiaries (whether Participating or
Nonparticipating), determined in accordance with generally accepted accounting principles consistently applied, excluding however (A) any gains (or losses) resulting from the sale or write-up of assets, and (B) any other extraordinary or non-recurring gains.

          "Current Assets" means, at any time, all assets that, in accordance with generally accepted accounting principles consistently applied, are classified as current assets on a balance sheet of the Borrower and its Participating Subsidiaries.

          "Current Liabilities" means, at any time, all liabilities that, in accordance with generally accepted accounting principles consistently applied, are classified as current liabilities on a balance sheet of the Borrower and its Participating
Subsidiaries.

          "Debt Service" means for any given period, the sum of the amounts due from both the Borrower and its Participating Subsidiaries for (A) Interest Expense, (B) Letter of
Credit Fees, and (C) the pro forma current maturities portion of Long-Term Liabilities for the succeeding four quarter period, excluding however all amounts due under the Working Capital
Loan and also excluding in 1999 the balloon installments due at the Loan Termination Date of the Revolving Loans and Capital Expenditure Loans.

          "Debt Service Coverage Ratio" means, as to the Borrower and its Participating
Subsidiaries, for any period of determination, that ratio consisting of the difference between
Cash Flow less the sum of cash taxes paid and Two Million Dollars
($2,000,000.00), divided
by Debt Service.

          "Earnings Before Interest and Taxes" means, for any period of determination, the net earnings (or net loss) of both the Borrower and its Participating Subsidiaries exclusive of all write-ups, gains (or losses) from sales of assets, or other extraordinary or nonrecurring gains whether of a cash or noncash nature, but after all expenses and other proper charges other than Interest Expense and taxes, determined for any period in accordance with generally accepted accounting principles consistently applied.

          "Eligible Assignee" means (A) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least
$300,000,000.00; (B) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $300,000,000.00, provided that such bank is acting through a branch or agency located in the United States; (C) any Bank and any Affiliate of a Bank or Lender; and (D) any Federal
Reserve Bank.

          "Environmental Laws" means the Comprehensive
Environmental Response,
Compensation, and Liability Act (CERCLA) and the Superfund
Amendments and
Reauthorization Act (SARA); the Resource Conservation and
Recovery Act (RCRA); the
Emergency Planning and Community Right to Know Act; the Clean Water Act (Federal Water
Pollution Control Act); the Safe Drinking Water Act; the Clean Air Act; the Surface Mining
Control and Reclamation Act; the Coastal Zone Management Act; the Noise Control Act; the
Occupational Safety and Health Act; the Toxic Substances Control Act (TSCA); the Federal
Insecticide, Fungicide and Rodenticide Act (FIFRA); any so-called "Superfund" or "Superlien" law; or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirements of any governmental body regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or toxic or dangerous chemical, waste, substance or material.

          "Eurodollar Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Loan" means any Loan which bears interest based on the LIBO
Rate.

          "Eurodollar Rate Reserve Percentage" means the reserve percentage applicable during any Eurodollar Loan Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Banks with respect to liabilities or assets consisting of or including Eurodollar Liabilities having a term equal to such Interest Period.

          "Event of Default" has the meaning set forth in Paragraph 8.1.

          "Financial Statements" means the consolidated balance sheets of Zemex
Corporation as of December 31, 1993, March 31, 1994, June 30,
1994 and September 30, 1994
and statements of income and shareholders equity of Zemex
Corporation for the years or months
ended on such dates.

          "Financing Statements" means any one or more filings made pursuant to the
UCC to perfect the security interests in the Collateral granted to Banks pursuant to Section IV hereof.

          "Fixed Assets" means, at any time, all tangible, fixed assets which are, in accordance with generally accepted accounting principles consistently applied, classified as property, plant and equipment on a balance sheet of the Borrower and its Participating
Subsidiaries.

          "Floating Rate Loan" means any Loan which bears interest based on the Prime
Rate.

          "Funded Debt" means at any date, with respect to the Borrower and its
Participating Subsidiaries, all of the following obligations (without duplication) of Borrower and its Participating Subsidiaries as of such date: (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations as lessee under capitalized leases, (e) all obligations to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, such as bankers acceptances or similar instruments, (f) all non-contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (g) all debt of others secured by a lien on any asset of Borrower and its Participating Subsidiaries, whether or not such debt is assumed, and (h) all debt of others guaranteed by Borrower and/or its Participating
Subsidiaries.

          "Guarantee Obligation" means with respect to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, agreements (a) to purchase such
Indebtedness or any asset constituting security therefor, (b) to advance or supply funds for the purchase or payment of such Indebtedness or to maintain net worth or working capital or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, (c) to purchase an asset or service primarily for the purpose of assuring the holder of such Indebtedness of the ability of the primary obligor to make payment of the Indebtedness, or (d) otherwise to assure the holder of the Indebtedness of the primary obligor against loss with respect thereto; provided, however, that such term shall not include the endorsement by Borrower or a Subsidiary of negotiable instruments or documents for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Banks in good faith.

          "Guarantor" individually means any one of the Participating Subsidiaries, and
"Guarantors" means all such corporations jointly and severally.

          "Hazardous Materials" means any hazardous, toxic or dangerous chemical, substance, waste or material defined as such in any of the Environmental Laws, and petroleum, petroleum products, oil, asbestos and PCB's.

          "Indebtedness" means, as to the Borrower or any Participating Subsidiary, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including without limitation:

               (A) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

               (B)  All indebtedness in effect guaranteed,
directly or indirectly, through
agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor;

               (C) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured
by) any mortgage, deed of trust,
pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

               (D) All indebtedness incurred as the lessee of facilities, goods or services under leases that, in accordance with generally accepted accounting principles consistently applied, should not be reflected on the Borrower's or any Participating Subsidiary's balance sheet.

          "Intangible Assets" means, at any time, goodwill, covenants not to compete, capitalized financing and transaction costs, and any surplus resulting from any write-up of assets subsequent to December 31, 1993 as shown on a balance sheet of both the Borrower and its
Participating Subsidiaries.

          "Interest Expense" means, with respect to the Borrower and its Participating
Subsidiaries for any period, the gross interest expenses of both the Borrower and its Participating
Subsidiaries for such period determined in accordance with generally accepted accounting principles consistently applied as shown on their income statement.

          "Interest Payment Date" shall mean, as to any Loan, the last day of the Interest
Period applicable to such Loan and, in addition, in the case of a Eurodollar Loan with an
Interest Period of six (6) months' duration or longer, each day which is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest
Period.

          "Interest Period" shall mean: (a) as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or 12 months thereafter, as the Borrower may elect, and (b) as to any Floating Rate
Loan, the period commencing on the date of such Loan and ending on the earliest of (i) the next succeeding April 1, July 1, October 1 or January 1, and (ii) the Loan Termination Date, as applicable; provided, however, that (x) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding
Business Day and (y) no Interest Period with respect to any Loan shall end later than the Loan
Termination Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          "Interest Rate and Foreign Exchange Contracts" means interest rate and foreign exchange swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate and foreign exchange insurance and other agreements or arrangements designed to provide protection against fluctuations in interest rates and currency exchange rates.

          "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

          "Letter of Credit Facility" means that Letter of Credit issued by Chemical Bank for the account of Pyron Corporation to The Bank of New York, as Trustee for Seven Million
Six Hundred Fifty Thousand Dollars ($7,650,000.00) in original principal amount of Niagara
County Industrial Development Agency Industrial Development Revenue Bonds (1989 Pyron
Corporation Project), pursuant to the Letter of Credit
Reimbursement Agreement.

          "Letter of Credit Fees" means those fees paid from time to time by Pyron
Corporation to Chemical Bank for the Letter of Credit Facility plus any other fees paid by the Borrower or any Participating Subsidiary to a bank for the issuance or continuation of any other letter of credit.

          "Letter of Credit Liabilities" means, as of any date of determination, the sum of (a) the maximum aggregate liability of Chemical Bank under the Letter of Credit Facility, and
(b) the aggregate amount of drawings under the Letter of Credit
Facility for which Chemical
Bank has not been reimbursed by Pyron Corporation.

          "Letter of Credit Reimbursement Agreement" means that
Letter of Credit
Reimbursement Agreement executed by Pyron Corporation in connection with the Letter of
Credit Facility, originally dated November 1, 1989 as amended, modified and restated from time to time.

          "Letter of Credit Reimbursement Agreement Guaranty" means that Amended and Restated Guaranty and Suretyship Agreement of Zemex Corporation initially dated
March 15, 1995 in favor of Chemical Bank with respect to the Letter of Credit Reimbursement
Agreement, as the same may be further amended and/or modified from time to time.

          "Liabilities" means all Indebtedness that, in accordance with generally accepted accounting principles consistently applied, which are classified as liabilities on a balance sheet of the Borrower and its Participating Subsidiaries.

          "LIBO Rate" means, with respect to any Eurodollar Loan for any Interest Period, the interest rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) at which dollar deposits approximately equal in principal amount to such Eurodollar Loan and with a maturity comparable to such Interest Period are offered to first-class banks in immediately available funds in the London Interbank Market for Eurodollars at approximately 12:00 noon,
Nashville time, on the date two (2) Business Days prior to the commencement of such Interest
Period, as determined by the Agent pursuant to the TELERATE
Reporting System.

          "Loan" means any funds which any Bank has advanced or will advance to the
Borrower pursuant to this Agreement, and "Loans" means all such advances by all Banks.

          "Loan Documents" means this Agreement, the Notes, and the Collateral
Documents, or any other document executed or delivered by or on behalf of the Borrower or any Participating Subsidiary evidencing or securing the Obligations.

          "Loan Termination Date" means, with respect to Revolving Loans and Capital
Expenditure Loans, January 1, 2000, unless extended in writing by the Banks in their sole discretion, and in the case of the Working Capital Loan only means the Working Capital Loan
Termination Date.

          "Long-Term Liabilities" means Liabilities less the portion thereof that constitutes
Current Liabilities.

          "Majority Banks" means those Banks (at least two Banks) having sixty-six and two-thirds (66 2/3%) percent or more of the aggregate unpaid principal amount of the outstanding Loans and the Letter of Credit Liabilities, or, if no such amounts are then outstanding, Banks having at least sixty-six and two-thirds (66 2/3%) percent of the
Commitments.

          "Material Adverse Change" means a material adverse change in the business or conditions (financial or otherwise) or in the results of operations of the Borrower and its Participating Subsidiaries (unless otherwise indicated), taken as a whole as reasonably determined by the Majority Banks.

          "Material Adverse Effect" means, when referring to the taking of an action or the omission to take an action, that such action, if taken, or omission, would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its Participating Subsidiaries (unless otherwise indicated), taken as a whole as reasonably determined by the Majority Banks.

          "Mineral Lease" means an operating lease of real property for purpose of mining minerals and ore in which the rent (and/or royalties) payable thereunder to the lessor is contingent in whole or in part on the quantity of minerals and ore mined by the lessee from the leased site.

          "Net Income" means, for any particular fiscal period, the net earnings (or net loss) of the Borrower and its Participating Subsidiaries, determined in accordance with generally accepted accounting principles consistently applied, excluding however (A) any gains (or losses) resulting from the sale or write-up of assets, and (B) any other extraordinary or non-recurring non-cash gains.

          "Net Cash Sales Proceeds" mean the cash received by any Borrower or
Participating Subsidiary at the closing of any sale of assets (including proceeds received at closing, if any, from non-compete agreements, consulting agreements or earn-out agreements) after deducting normal and routine closing costs and fees paid at or about closing to third party service providers engaged by the applicable Borrower or Participating Subsidiary to directly facilitate the sale, such as attorneys, surveyors, environmental engineers and consultants, and brokers unaffiliated with any Borrower, Subsidiary or Affiliate thereof.

          "Nonparticipating Subsidiary" means any Subsidiary which, at any time of determination, is either not a party hereto or, if a party, whose outstanding assets and stock have not been pledged to the Agent for the benefit of the Banks in the manner prescribed in
Section IV hereof.

          "Nonparticipating Subsidiary Advances" means any advances of any kind made
(regardless of the form, whether equity or debt, cash or property) by the Borrower or a Participating Subsidiary to a Nonparticipating Subsidiary, whether such advances are to fund the purchase price of any Person that will upon the completion of the acquisition become a
Nonparticipating Subsidiary, to fund working capital advances, or otherwise.

          "Note" means a promissory note substantially in the form of Exhibit A attached hereto, duly executed and delivered to any Bank by Borrower and payable to the order of a Bank in the amount of one or more of its Commitments, including any amendment, modification, renewal, extension, or replacement thereof, and "Notes" means the Notes payable to each of the Banks collectively.

          "Obligations" means, respectively, all of the obligations of the Borrower and, to the extent applicable, of Pyron Corporation:

               (A) To pay the principal of and interest on the Notes in accordance with the terms thereof and to satisfy all of the Borrower's other liabilities to the Banks hereunder, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, and renewals thereof and substitutions therefor;

               (B) To pay as and when due all amounts owed by Pyron Corporation to Chemical Bank under the Letter of Credit Reimbursement
Agreement and by Zemex
Corporation under the Letter of Credit Reimbursement Agreement
Guaranty;

               (C) To repay to the Banks all amounts advanced by the Banks hereunder on behalf of the Borrower, including, but without limitation, amounts owed under Interest Rate and Foreign Exchange Contracts to one or more of the Banks, advances for overdrafts, principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral; and

               (D) To reimburse the Banks, on demand, for all of the Agent's and each
Banks' reasonable out-of-pocket expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation or enforcement of this Agreement and the doc-uments required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A) and (B), or any suits or claims against any Bank whatsoever as a result of such Bank's execution of this
Agreement and making of its Loan; provided, the expenses and attorneys' fees of only the
Agent's counsel shall be reimbursed in connection with the administration, amendment, modification or waiver of this Agreement and the other Loan Documents.

          "Participating Subsidiary" individually means any one of the following corporations, and "Participating Subsidiaries" means all such corporations jointly and severally:

          (A)  Pyron Corporation, a New York corporation
          (B)  Pyron Metal Powders, Inc., a Delaware corporation
          (C)  Suzorite Mica Products Inc. Les Produits Mica
Suzorite Inc., an Ontario
               corporation
          (D) Suzorite Mineral Products, Inc., a Delaware corporation

          "Permitted Acquisition" means any business, enterprise or operation of any
Person which is the subject of an acquisition permitted under Paragraph 7.16.

          "Permitted Acquisition Indebtedness" means purchase money indebtedness incurred by the Borrower or any Participating Subsidiary in connection with the purchase of a Permitted Acquisition approved by the Banks pursuant to Paragraph
7.16 that:

               (A)  Is owed to the seller or the seller's owners;
and

               (B) Is not cross-defaulted with and is not more restrictive in its terms and conditions than the Obligations secured hereby, in the reasonable judgment of the Banks.

In addition, it shall include such other indebtedness to third parties, whether assumed or not, as has otherwise been approved by the Banks pursuant to Paragraph
7.16 or not prohibited by
Paragraph 7.4.

          "Permitted Acquisition Price" means the aggregate purchase price of any
Permitted Acquisition, including without limitation the value of any stock, notes, assumed debt, amounts allocated to non-compete agreements and the minimum amounts reasonably expected to be paid under any earn-out agreements.

          "Permitted Investments" means all expenditures made and all liabilities incurred
(contingent or otherwise) by any Borrower or any Participating
Subsidiary for:

               (A)  obligations issued or guaranteed as to
principal and interest by the
United States of America and having a maturity of not more than twelve (12) months from the date of purchase;

               (B) certificates of deposit, issued by banks organized under the laws of the United States of America or any State thereof and foreign subsidiaries of such banks, having a rating of not less than A or its equivalent by Standard
& Poor's Corporation, or its
successor;

               (C) commercial paper or finance company paper which is rated not less than prime-one or A-1 or their equivalents by Moody's Investor
Services, Inc. or Standard &
Poor's Corporation or their successors;

               (D)  repurchase agreements related to an
investment of the type
described in Clause (A) above, provided that the counter-party thereto is a government securities dealer designated by the Federal Reserve Bank of New York as a "Reporting Dealer" and whose financial statements indicate that it has a capital of at least $50,000,000.00 and that the investment which is the subject of such repurchase agreement shall be at all times during the term of the repurchase agreement in the possession of the Borrower (or the Agent) or the interest of such Borrower therein shall be appropriately recorded in accordance with the United States
Federal Regulations regarding Book Entry Treasury Securities; and

               (E)  Permitted Acquisitions.

          "Permitted Liens" means:

               (A) Liens in favor of the Agent for the benefit of the Banks;

               (B) Security interests in assets (not stock) granted to secure (1)
Permitted Acquisition Indebtedness, provided that in the case of an acquisition the purchase is either permitted by Paragraph 7.16 or not otherwise prohibited herein or (2) equipment notes and capitalized leases granted to secure not more than the amount of the purchase price financed thereby, provided that the purchase is permitted by Paragraph
7.17 and the additional amount
incurred in any fiscal year does not exceed Two Million Five Hundred Thousand Dollars
($2,500,000.00);

               (C) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

               (D) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

               (E)  Liens of mechanics, materialmen,
warehousemen, carriers, or other
like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

               (F) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

               (G)  Encumbrances consisting of zoning
restrictions, easements or other
restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower or any Participating Subsidiary in the operations of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

               (H) Existing liens set forth or described on Exhibit C, attached hereto and made a part hereof, and renewals thereof;

               (I) Landlord's liens on Fixtures retained in any lease;

               (J) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed; if Borrower or any Participating Subsidiary has posted such security as may be required by Laws or as is reasonably satisfactory to Banks; and if the following do not, in the aggregate, materially detract from the value of the properties of the Borrower or any Participating Subsidiary taken as a whole, or materially impair the use thereof in the operation of their respective businesses:

                    (1)  Claims or liens for taxes, assessments
or charges due and
payable and subject to interest or penalty;

                    (2) Claims, liens and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

                    (3)  Claims or liens of mechanics,
materialmen, warehousemen,
carriers, or other like liens; and

                    (4)  Adverse judgments on appeal.

          "Person" means any individual, corporation, partnership, association, joint-stock company, estate, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

          "Pledged Stock" means the stock and other interests pledged pursuant to the Stock
Pledge Agreement described in Paragraph 3.1.

          "Pledgor" means the owner of the Pledged Stock as set forth in the Stock Pledge
Agreement.

          "Prime Rate" means that rate announced by NationsBank of Tennessee, N.A.
from time to time as the NationsBank Prime Rate. No representation is made herein that the NationsBank Prime Rate is the lowest rate at which any Bank will lend to its customers.

          "Records" means correspondence, memoranda, tapes, books, discs, paper, magnetic storage and other documents or information of any type, whether expressed in ordinary or machine language.

          "Restricted Payments" means the sum of all payments made, incurred or guaranteed as to payment by Borrower or any Participating
Subsidiary on or after September 30,
1994 which would violate any of the covenants contained in Paragraphs 7.9 through 7.18 but for the application of Paragraph 7.19.

          "Revolving Loan" means Loans made pursuant to Paragraph
2.1.

          "Revolving Loan Commitment" means, as to any Bank, the obligation of such
Bank to make Revolving Loans in an amount not to exceed the amount set forth in
Paragraph 2.1.

          "Revolving Loan Commitment Percentage" means as to any Bank at any time, the percentage of the aggregate Revolving Loan Commitments then constituted by such Bank's
Revolving Loan Commitment.

          "Shareholders' Equity" means, at any time, the accounts required to be set forth in a balance sheet of the Borrower and its Participating Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, including but not limited to: (A) the par or stated value of all outstanding capital stock; (B) capital surplus, including additional paid-in capital; (C) retained earnings, (D) cumulative foreign currency translation adjustments and (E) treasury stock, less (F) notes receivable from stockholders.

          "Subordinated Indebtedness" means all Indebtedness incurred at any time by the Borrower or any Participating Subsidiary, the repayment of which is subordinated to the
Obligations in form and manner satisfactory to the Banks. All existing Subordinated
Indebtedness is so specified in Exhibit D attached hereto.

          "Subsidiary" means any corporation of which fifty percent (50%) or more of the outstanding voting securities shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower (including Nonparticipating Subsidiaries, whether or not a party to this Agreement, unless the context otherwise specifies), and
"Subsidiaries" means all such corporations together with each of the Guarantors, if different.

          "Surplus Capital" means the amount of Eleven Million Seven Hundred Forty-
Five Thousand Dollars ($11,745,000), consisting of the stockholders' equity of Zemex
Corporation as of September 30, 1994 (i.e., $50,614,000), less the sum of: (A) its stockholders equity as of December 31, 1993 (i.e., $26,530,000), (B) the amount of existing investments in
Nonparticipating Subsidiaries (i.e., $2,133,000), (C) Seven Million Dollars ($7,000,000.00), and
(D) Net Income for the period commencing January 1, 1994 through September 30, 1994 (i.e.
$3,206,000).

          "Term Loans" means those Capital Expenditure Loans and, if applicable, any
Revolving Loans and Working Capital Loans, which are converted to a term loan or term loans pursuant to Section II.

          "Total Commitments" means the aggregate of the several
Commitments of the
Banks in the principal amount of up to Twenty-Five Million
Dollars ($25,000,000.00) as set
forth in Section II of this Agreement.

          "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of Tennessee, as it may be amended from time to time; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of a security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Tennessee, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

          "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

          "Working Capital" means those funds used for general corporate purposes in the ordinary course of business, but excluding the costs of the acquisition of any Person, permitted or otherwise, and the costs of Capital Expenditures.

          "Working Capital Bank" means NationsBank of Tennessee,
N.A.

          "Working Capital Commitment" means the commitment of the Working Capital
Bank to make Working Capital Loans to the Borrower in the aggregate principal amount not to exceed Five Million Dollars ($5,000,000.00).

          "Working Capital Loan" means Loans made pursuant to Paragraph 2.3.

          "Working Capital Loan Termination Date" means June 30,
1996, unless
extended in writing by NationsBank of Tennessee, N.A. in its sole discretion.

          "Zemex Note" means that Promissory Note in the original principal amount of
CDN $7,500,000.00 dated December 21, 1994 payable on demand to Zemex Corporation by
Suzorite Mica Products Inc. Les Produits Mica Suzorite Inc., as successor-in-interest to Zemex
Canada Inc., the original maker.

          The definitions in this Section I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and
"including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and
Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time.


                     SECTION II.  THE LOANS

          2.1 The Revolving Loan Commitments. (A) Subject to the terms and conditions of and relying on the representations, warranties and covenants contained in this
Agreement, through the day prior to the Loan Termination Date, each Bank agrees to fund severally but not jointly to the Borrower the amount set out below their names, which for all of the Banks shall be initially an aggregate maximum principal amount of up to Ten Million Dollars
($10,000,000.00). The Revolving Loan Commitments of the Banks shall reduce by an aggregate of Five Hundred Thousand Dollars ($500,000.00) commencing March 31, 1997 and each quarter-annual period thereafter, as set forth in the following schedule:

Initial Commitment and
Commitment Reduction Dates

                          NationsBank

                                      Chemical Bank
                                                  Revolving Loan
                                                     Commitments
Date of Agreement
$5,000,000
$5,000,000
$10,000,000
April 1, 1997
$4,750,000
$4,750,000
$9,500,000
July 1, 1997
$4,500,000
$4,500,000
$9,000,000
October 1, 1997
$4,250,000
$4,250,000
$8,500,000
January 1, 1998
$4,000,000
$4,000,000
$8,000,000
April 1, 1998
$3,750,000
$3,750,000
$7,500,000
July 1, 1998
$3,500,000
$3,500,000
$7,000,000
October 1, 1998
$3,250,000
$3,250,000
$6,500,000
January 1, 1999
$3,000,000
$3,000,000
$6,000,000
April 1, 1999
$2,750,000
$2,750,000
$5,500,000
July 1, 1999
$2,500,000
$2,500,000
$5,000,000
October 1, 1999
$2,250,000
$2,250,000
$4,500,000
Loan Termination Date
-0-
-0-
-0-
The Revolving Loans shall be evidenced by the (i) Five Million Dollars ($5,000,000.00) Note
of Borrower to NationsBank of Tennessee, N.A., and (ii) the Five
Million Dollars
($5,000,000.00) Note of Borrower to Chemical Bank, which Notes are substantially in the form set forth in Exhibit A-1 attached hereto, with each Note payable in accordance with its terms.
The Borrower may obtain Loans, repay without penalty or premium except as set forth in
Paragraph 2.12 below and reborrow hereunder, from the date of this Agreement up to the day prior to the Loan Termination Date, the then available Revolving Loan Commitments or any lesser sum which is in the minimum amount of Two Hundred Fifty Thousand Dollars
($250,000.00) and in an integral multiple of Fifty Thousand Dollars ($50,000.00) if in excess thereof; provided, however, Borrower may not borrow more than two
(2) times in any calendar
month. Each advance of the Revolving Loans hereunder shall be made by each Bank ratably in accordance with its respective Revolving Loan Commitment Percentage of such advance.

               (B) Revolving Loan advances may be used by the Borrower for
Permitted Acquisitions, Working Capital, and other general corporate purposes; provided however, the Banks shall have no obligation to fund if the conditions precedent in Paragraph 3.2 below have not been satisfied.

               (C) The failure of any Bank to make any advances hereunder pursuant to its Revolving Loan Commitment shall not relieve any other Bank of its obligation, if any, hereunder to make its advances pursuant to its Revolving Loan Commitment. However, no
Bank shall be responsible for any other Bank's failure or refusal to make any advances pursuant to such other Bank's Revolving Loan Commitment.

               (D) All outstanding principal and interest on each such Revolving Loan shall be due and payable in full in a balloon installment on the Loan Termination Date. In addition, all outstanding principal in excess of the then available Revolving Loan Commitment shall be due on the Commitment Reduction Date applicable thereto and otherwise on demand.

          2.2 The Capital Expenditure Loan Commitments. (A) Subject to the terms and conditions of and relying on the representations, warranties and covenants contained in this
Agreement, for a period ending on the Capital Expenditure Loan Commitment Termination
Date, each Bank agrees to fund severally but not jointly to the Borrower, on a non-revolving basis, the amount set out beside their names, which for all of the Banks shall be the aggregate maximum principal amount of up to Ten Million Dollars ($10,000,000.00). The maximum
Capital Expenditure Loan Commitment of each of the Banks and its respective Capital
Expenditure Loan Commitment Percentage are as follows:

                                                 Capital
Expenditure
                           Capital Expenditure LoanLoan
Commitment
          Bank             Commitment Amount     Percentage

NationsBank of Tennessee, N.A.   $ 5,000,000         50%
Chemical Bank                 $ 5,000,000            50%

TOTAL COMMITMENTS             $10,000,000           100%

The Capital Expenditure Loans shall be evidenced by the (i) Five
Million Dollars
($5,000,000.00) Note of Borrower to NationsBank of Tennessee, N.A., and (ii) the Five Million
Dollars ($5,000,000.00) Note of Borrower to Chemical Bank, which Notes are substantially in the form set forth in Exhibit A-2 attached hereto, with each Note payable in accordance with its terms. The Borrower may obtain Loans in any sum which is in the minimum amount of Two
Hundred Fifty Thousand Dollars ($250,000.00) and in an integral multiple of Fifty Thousand
Dollars ($50,000.00) if in excess thereof; provided, however, Borrower may not borrow more than two (2) times in any calendar month. Each advance of the Capital Expenditure Loans hereunder shall be made by each Bank ratably in accordance with its respective Capital
Expenditure Loan Commitment Percentage of such advance.

               (B) Capital Expenditure Loan advances shall be used by the Borrower solely for Renovation Costs (as hereinafter defined) associated with renovating and expanding the feldspar production facility in Spruce Pine, North Carolina; provided, however, the Banks shall have no obligation to fund if the conditions precedent in Paragraph 3.2 below have not been satisfied. Furthermore, it shall be a condition precedent to the Banks funding the initial draw hereunder that the following conditions be satisfied:

                    (1) Borrower shall have submitted to each of the Banks a budget for the renovation of the Spruce Pine feldspar facility approved by each Borrower's board of directors showing total costs for the renovation of not less than Ten Million Dollars
($10,000,000.00) nor more than Fourteen Million Dollars
($14,000,000.00) (the "Renovation
Costs"); and

                    (2)  Borrower shall have submitted evidence
satisfactory to the
Banks that The Feldspar Corporation has paid for the first Two Million Five Hundred Thousand
($2,500,000.00) of budgeted Renovation Costs out-of-pocket (the "Renovation Equity"). The initial draw request, as well as each subsequent draw request, shall be submitted on the Capital
Expenditure Draw Request Form attached hereto as Exhibit B, which form shall be completed and signed by a Borrower. Borrower shall not be entitled to draw for or request reimbursement for its Renovation Equity; provided, upon final completion of all improvements contemplated by the Renovation Costs budget, if savings are realized such that the final Renovation Costs are less than Twelve Million Five Hundred Thousand Dollars ($12,500,000.00), then the Borrower may in its final draw request (which must be made prior to April 1, 1996) include a request for reimbursement of a portion of its Renovation Equity equal to that amount by which $12,500,000 exceeds the final expended Renovation Costs, but not to exceed in any event a maximum of Two
Million Five Hundred Thousand Dollars ($2,500,000.00).

               (C) The failure of any Bank to make any advances hereunder pursuant to its Capital Expenditure Loan Commitment shall not relieve any other Bank of its obligation, if any, hereunder to make its advances pursuant to its Capital Expenditure Loan Commitment.
However, no Bank shall be responsible for any other Bank's failure or refusal to make any advances pursuant to such other Bank's Capital Expenditure Loan Commitment.

               (D) On the Capital Expenditure Loan Commitment Termination Date, the outstanding balance of the Capital Expenditure Loans shall be permanently converted to non-revolving Term Loans. Commencing April 1, 1996, the outstanding balance of such Term
Loans shall be payable in equal quarter-annual installments of principal in the aggregate amount of Two Hundred Seventy-Seven Thousand Seven Hundred Seventy-Seven and 78/100 Dollars
($277,777.78) each, said installments to be applied pro rata to the Notes of each Bank. Interest as hereinbelow set forth shall continue to be due and payable on the principal balance from time to time outstanding. All outstanding principal and interest on each such Term Loan shall be due and payable in full in a balloon installment on the Loan Termination Date.

          2.3 The Working Capital Loan Commitment. (A) Subject to the terms and conditions of and relying on the representations, warranties and covenants contained in this
Agreement, for a period ending on the day prior to the Working Capital Loan Termination Date, the Working Capital Bank agrees to fund to the Borrower the amount set out below its name, as follows:

                                                 Working Capital
                           Working Capital Loan  Commitment
          Bank             Commitment Amount     Percentage

NationsBank of Tennessee, N.A.   $5,000,000          100%

The Working Capital Loans shall be evidenced by the Five Million Dollars ($5,000,000.00) Note of Borrower to the Working Capital Bank, which Note is substantially in the form set forth in Exhibit A-3 attached hereto, with the Note payable in accordance with its terms. The Borrower may obtain Loans, repay without penalty or premium and reborrow hereunder, from the date of this Agreement up to but not including the Working Capital Loan Termination Date, either the full amount of the Working Capital Loan Commitment or any lesser sum which is in the minimum amount of One Thousand Dollars ($1,000.00) and in an integral multiple of One
Thousand Dollars ($1,000.00) if in excess thereof.

               (B) Working Capital Loan advances may be used by the Borrower for
Working Capital; provided, NationsBank of Tennessee, N.A. shall have no obligation to fund if the conditions precedent in Paragraph 3.2 below have not been satisfied.

               (C) On the Working Capital Loan Termination Date, all outstanding principal and interest on the Working Capital Loan shall be due and payable.

          2.4  Borrowing Notices, Interest Rates and Payments of
Interest.

               (A)  Loans made hereunder may be either Eurodollar
Loans, Floating
Rate Loans, or a combination thereof; provided, Eurodollar Loans made under the Revolving
Loan Commitment or the Capital Expenditure Loan Commitment shall be in the minimum amount of $1,000,000.00 and shall be in an integral multiple of $100,000.00, and Eurodollar
Loans made under the Working Capital Commitment shall be in the minimum amount of
$250,000.00 and shall be in an integral multiple of $100,000.00.

               (B) The Borrower shall give the Agent irrevocable notice (a "Borrowing
Notice") not later than 10:00 a.m. Nashville time at least three
(3) Business Days prior to the
date of any requested disbursement of Eurodollar Loans and one
(1) Business Day prior to any
requested disbursement of Floating Rate Loans. Each Borrowing Notice shall be written and may be made by telecopier, telex or cable in addition to the means set forth for giving notice in Paragraph 10.5. Each Borrowing Notice shall specify the funding source of the Loan, i.e., Revolving Loan, Capital Expenditure Loan, or Working Capital Loan; the requested date of such requested disbursement; the aggregate amount of such disbursement; the type of Loan, i.e., Eurodollar or Floating Rate; and if a Eurodollar Loan, the designated Interest Period. The
Agent shall promptly advise the other Banks of any Borrowing Notice given pursuant to this
Section and each Bank's portion of the requested Loan. Not later than noon (12:00 a.m.)
Nashville time on each disbursement date, and subject to the terms and conditions hereof, Agent will credit the proceeds of the Loans received by Agent from the Banks to the Borrower's deposit account with Agent. Each such Borrowing Notice shall obligate the Borrower to accept the Loan disbursement requested thereby.

               (C) The Borrower shall have the right at any time, on prior irrevocable written or telex notice to the Agent not later than 10:00 a.m., Nashville time, three (3) Business
Days prior to the date of any requested conversion, to convert any Floating Rate or Eurodollar
Loan into a Loan of another type, or to continue any Eurodollar Loan for another Interest Period
(specifying in each case the Interest Period to be applicable thereto), subject in each case to the following:

                    (1) Each conversion or continuation shall be made prorata among the Banks in accordance with the respective principal amounts of the Loan converted or continued;

                    (2) No Eurodollar Loan shall be converted at any time other than at the end of the Interest Period applicable thereto;

                    (3)  Each conversion shall be effected by
applying the proceeds
of the new Eurodollar and/or Floating Rate Loan, as the case may be, to the Loan (or portion thereof) being converted;

                    (4)  The number of Eurodollar Loans
outstanding at one time
may not exceed seven (7); and

                    (5)  No Interest Period may be selected for
any Eurodollar Loan
that would end later than a repayment date occurring on or after the first day of such Interest
Period if the aggregate outstanding amount of Eurodollar Loans with Interest Periods ending prior to such repayment date plus the aggregate outstanding amount of all Floating Rate Loans is not equal to or greater than the principal amount(s) of the Loan(s) to be paid on such repayment date.

               (D) Each notice pursuant to this Paragraph shall be irrevocable and shall refer to this Agreement and specify (1) the identity and principal amount of the particular Loan that the Borrower requests be converted or continued, (2) if such notice requests conversion, the date of such conversion (which shall be a Business Day), and (3) if a Loan is to be converted to a Eurodollar Loan or a Eurodollar Loan is to be continued, the Interest Period with respect thereto. In the event that the Borrower shall not give notice to continue any Eurodollar Loan for a subsequent period, such Eurodollar Loan (unless repaid) shall automatically be converted into a Floating Rate Loan. If the Borrower shall fail to specify in any Borrowing Notice the type of borrowing or, in the case of a Eurodollar Loan, the applicable Interest Period, the
Borrower will be deemed to have requested a Floating Rate Loan. If Agent reasonably believes that any failure by Borrower to specify the type of borrowing or the applicable Interest Period shall have resulted from failure of communications equipment or clerical error, then prior to funding any such borrowing the Agent shall use reasonable efforts to obtain confirmation from
Borrower of the contents of such Borrowing Notice; however, in the absence of prompt confirmation by Borrower which specifies the type of borrowing and/or the applicable Interest
Period, the Borrower will be deemed to have requested a Floating Rate Loan. Notwithstanding anything to the contrary contained above, if an Event of Default shall have occurred and be continuing, no Eurodollar Loan may be continued and no Floating Rate Loan may be converted into a Eurodollar Loan.

               (E) Interest shall be charged and paid on each Loan from the date of the initial advance thereunder until such Loan is paid or converted as follows:

                    (1)  For a Floating Rate Loan, at an annual
rate equal to the
Prime Rate plus the Applicable Prime Rate Margin, said rate to change contemporaneously with any change in the Prime Rate.

                    (2)  For a Eurodollar Loan, at a rate equal
to the LIBO Rate plus
the Applicable LIBO Rate Margin.

                    (3)  The Borrower shall pay to any Bank, if
and so long as such
Bank shall be required under regulations of the Board of Governors of the Federal Reserve
System to maintain reserves with respect to liabilities or assets consisting of or including
Eurodollar Liabilities, additional interest on the unpaid principal amount of each Eurodollar
Loan, from the date of such advance until said principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period from (ii) the rate obtained by dividing the LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable. Such additional interest shall be determined by such Bank who shall notify Borrower thereof; however, such additional interest shall be payable only if the condition of Paragraph 2.10(C)(2) is satisfied.

                    (4)  Interest for both Floating Rate Loans
and Eurodollar Loans
shall be computed on the basis of a 360-day year counting the actual number of days elapsed, and shall be due and payable without notice on each Interest
Payment Date.

               (F)  Notwithstanding the foregoing, upon the
occurrence of an Event
of Default interest shall be charged at the Default Rate as defined and set forth in the Notes, regardless of whether the Majority Banks have elected to exercise any other remedies under
Section VIII hereof, including without limitation acceleration of the maturity of the outstanding principal of the Notes. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default to the extent any right to cure is given.

               (G) All agreements herein made are expressly limited so that in no event whatsoever shall the interest and loan charges agreed to be paid to the Banks for the use of the money advanced or to be advanced pursuant to this Agreement exceed the maximum amounts collectible under applicable laws in effect from time to time. If for any reason whatsoever the interest or loan charges paid or contracted to be paid in respect of the Loans shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then, ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by the Banks that exceed such maximum amounts shall be applied to the reduction of the principal balance of the Loans and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Loans exceed the maximum amounts permitted from time to time by applicable law. This provision shall control every other provision herein and in any and all other agreements and instruments now existing or hereafter arising between Borrower and the Banks with respect to the Loans.

          2.5  Facility Fee.  A facility fee of One Hundred Fifty-
One Thousand One
Hundred Twenty-Two and 50/100 Dollars ($151,122.50) shall be due and payable in full at
Closing to the Banks in the following amounts: NationsBank of Tennessee, N.A., $88,061.25, and Chemical Bank, $63,061.25.

          2.6 Nonusage Fee. With respect to each of the Revolving Loan Commitments, the Capital Expenditure Loan Commitments, and the Working Capital Commitment, from and after the date hereof until the respective Commitment Termination Date, the Borrower shall pay to the Agent for the account of the Banks a nonusage fee of three-eighths of one percent
(0.375%) per annum on the average daily undisbursed amount of each of the Commitments during each quarter-annual period or portion thereof. This nonusage fee shall be payable quarter-annually in arrears, on the first day of each January 1, April 1, July 1, and October 1, commencing April 1, 1995. Any accrued and unpaid nonusage fee on any Commitment shall be paid on its respective Commitment Termination Date.

          2.7  Agent's Fee.  An agent's fee of Twenty Thousand
Dollars ($20,000.00)
per annum shall be due and payable by Borrower to the Agent annually commencing
December 31, 1995 and each December 31 thereafter.

          2.8 Reduction of Commitment. The Borrower shall have the right to reduce the amount of the Total Commitments, at any time and from time to time, in any integral multiple of Two Hundred Fifty Thousand Dollars ($250,000.00), which reduction shall, unless otherwise agreed in writing, reduce each Bank's Commitment pro rata in accordance with its
Commitment Percentage; provided, if the request for reduction is made after the Capital
Expenditure Loan Commitment Termination Date and/or the Working Capital Loan Termination
Date, then it shall reduce pro rata only those Commitments of each Bank as are still outstanding.
Contemporaneously with each such reduction, the Borrower shall repay to the Agent for the account of each Bank in accordance with its respective Commitment Percentage the amounts, if any, by which the then outstanding principal balance of each Note exceeds each Commitment as so reduced. After each such reduction: (i) the Borrower shall immediately pay the Agent any nonusage fee provided for in Paragraph 2.6 with respect to the amount by which the Total
Commitments are so reduced, but only with respect to the time any such Commitment existed and only to the extent not previously paid; (ii) the nonusage fee provided for in Paragraph 2.6 shall be calculated with respect to the Total Commitments as so reduced; and (iii) the Total
Commitments may not be increased without the written consent of the Banks.

          2.9  Alternate Rate of Interest.

               (A) In the event, and on each occasion, that on the date of commencement of any Interest Period for a Eurodollar Loan, any Bank shall have determined:

                    (1)  That dollar deposits in the amount of
the requested principal
amount of such Eurodollar Loan are not generally available in the London Interbank Market;

                    (2)  That the rate at which such dollar
deposits are being offered
will not adequately and fairly reflect the cost to Bank of making or maintaining such Eurodollar
Loan during such Interest Period; or

                    (3)  That reasonable means do not exist for
ascertaining the
LIBO Rate,

such Bank shall, as soon as practicable thereafter, give written or telephonic notice of such determination to the Borrower. In the event of any such determination, any request by the
Borrower for a Eurodollar Loan pursuant to Paragraph 2.4 shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Floating Rate Loan. Each determination by a Bank hereunder shall be conclusive absent manifest error.

          2.10 Change in Circumstances.

               (A) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable Laws or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof
(whether or not having the force of law) shall change the basis of taxation of payments to a Bank under any Eurodollar Loan made by a Bank or any other fees or amounts payable hereunder
(other than taxes imposed on the overall net income of such Bank by the country in which such Bank is located, or by the jurisdiction in which such Bank has its principal office, or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve requirement, special deposit, insurance charge (including FDIC insurance on Eurodollar deposits) or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank or shall impose on such Bank or the London Interbank Market any other condition affecting this Agreement or Eurodollar Loans made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any
Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank here-under (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Bank to be material, then the Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs of reduction.

               (B)  If either:

                    (1)  The introduction of, or any change in,
or in the
interpretation of, any United States or foreign law, rule or regulation; or

                    (2)  Compliance with any directive,
guidelines or request from
any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof (but excluding, however, any law, rule, regulation, interpretation, directive, guideline or request contemplated by or resulting from the report dated July, 1988, entitled "International Convergence of Capital Measurement and
Capital Standards" issued by the Basle Committee on Banking Regulations and Supervisory
Practices),

affects or would affect the amount of capital required or expected to be maintained by a Bank
(or any lending office of such Bank) or any corporation directly or indirectly owning or controlling such Bank (or any lending office of such Bank) based upon the existence of this
Agreement, and such Bank shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on Bank's capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder
(including its Commitment) to a level below that which such Bank or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account that Bank's policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by such Bank (in its sole discretion) to be material, then, from time to time, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction attributable to making, funding and maintaining its Commitment and Loans hereunder.

               (C) A certificate of any Bank setting forth such amount or amounts as shall be necessary to compensate such Bank (or its participating banks or other entities pursuant to Paragraph 10.8) as specified in paragraph (A) or (B) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error; provided however, that the Borrower shall be responsible for compliance herewith and the payment of increased costs only to the extent:

                    (1)  Any change in Laws giving rise to
increased costs occurs
after the date of this Agreement;

                    (2)  Such change in Laws or the application
thereof applies
generally to the banking industry and is not the result of one or more of the Banks in this Agreement having inadequate or substandard capital as determined by its regulators; and

                    (3)  The affected Bank gives notice of the
change giving rise to
increased costs within one hundred eighty (180) Business Days after such Bank has, or with reasonable diligence should have had, knowledge of the change, or else such Bank can only collect costs from and after the date of the notice.

Subject to the foregoing, the Borrower shall pay the affected
Bank the amount shown as due on
any such certificate within ten (10) days after its receipt of such certificate.

               (D) The protection of this Paragraph 2.10 shall be available to each
Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition that shall have been imposed; provided, if a court of competent jurisdiction (or a final administrative proceeding which is not judicially challenged) finally determines that such law or regulation is invalid or unapplicable, then the protection of this Paragraph shall not be available.

          2.11 Change in Legality.

               (A) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby, then, by written notice to the Borrower, such Bank may:

                    (1)  Declare that Eurodollar Loans will not
thereafter be made
by such Bank hereunder, whereupon the Borrower shall be prohibited from requesting Eurodollar
Loans from such Bank hereunder unless such declaration is subsequently withdrawn; and

                    (2)  Require that all outstanding Eurodollar
Loans made by it be
converted to Floating Rate Loans, in which event (a) all such Eurodollar Loans shall be automatically converted to Floating Rate Loans as of the effective date of such notice as provided in paragraph (B) below and (b) all payments and prepayments of principal that would otherwise have been applied to repay the converted Eurodollar Loans shall instead be applied to repay the Floating Rate Loans resulting from the conversion of such Eurodollar Loans.

               (B) For purposes of this Paragraph 2.11, a notice to the Borrower by any Bank pursuant to (A) above shall be effective, if lawful, on the last day of the then current
Interest Period; in all other cases, such notice shall be effective on the date of receipt by the Borrower.

          2.12 Optional Prepayment - Premiums in Certain Events.

               (A)  The Borrower may, upon three (3) Business
Days' prior written
notice to the Agent, and upon payment of all premiums set forth in subparagraph (D) hereinbelow, prepay any outstanding Eurodollar Loans prior to any Interest Payment Date for such Eurodollar Loans, in whole or in part.

               (B)  The Borrower may at any time prepay any
outstanding Floating
Rate Loans in whole or in part without premium or penalty.

               (C) Each notice of prepayment of any Eurodollar Loan shall specify the date and amount of such prepayment and the type of Loan (i.e., Revolving, Capital Expenditure,
Working Capital) to which it relates and shall be irrevocable. The Agent shall promptly notify the Banks of its receipt of a notice of prepayment. Each partial prepayment of any Eurodollar
Loans shall be in an aggregate principal amount which is the lesser of (1) the then outstanding principal balance of the one or more Eurodollar Loans to be prepaid, or (2) One Hundred
Thousand Dollars ($100,000.00) or an integral multiple thereof. Interest on the amount prepaid accrued to the prepayment date shall be paid on such date.

               relevant Interest Payment Date for such borrowing, Borrower shall pay to Agent for the account of each Bank, in addition to all other payments then due and owing the Banks, premiums which shall be equal to an amount, if any, reasonably determined by each Bank to be the difference between the rate of interest then applicable to the relevant Eurodollar Loan and the yield each Bank receives upon reinvestment of so much of the relevant Eurodollar Loans as is prepaid for the remainder of the term of the relevant Eurodollar Loan or Loans. Anything in this section
2.12(D) to the contrary notwithstanding, the premiums payable upon any such prepayment shall not exceed the amount, if any, reasonably determined by each Bank to be the difference between the rate of interest then applicable to the relevant Eurodollar Loan and the yield that each Bank could receive upon reinvestment in the "Floor Reinvestment" of so much of the relevant
Eurodollar Loan as is prepaid for the remainder of the term of the relevant Eurodollar Loan.
For purposes hereof, "Floor Reinvestment" shall mean an investment for the time period from the date of such prepayment to the end of the relevant Interest Period applicable to such
Eurodollar Loan at an interest rate per annum equal to the federal funds "offered" rate as published in the Wall Street Journal on the date of such prepayment. All determinations, estimates, assumptions, allocations and the like required for the determination of such premiums shall be made by each Bank in good faith and shall be presumed correct absent demonstrable error.

          2.13 Payment to the Agent.

               (A) The Agent shall send the Borrower statements of all amounts due hereunder (or the Banks may in the case of Section 2.10 above), which statements shall be considered correct and conclusively binding on the Borrower unless the Borrower notifies the
Agent to the contrary within one hundred eighty (180) days of its receipt of any statement to which it objects. All sums payable to the Banks hereunder shall be paid directly to the Agent for the account of each Bank in immediately available funds prior to 12:00 noon, Nashville time, on the date when such sums are due and payable. Any amounts received by the Agent after
12:00 noon Nashville time on any Business Day shall be deemed to have been received on the next Business Day. Alternatively, at its sole discretion, the Agent may charge against any deposit account of the Borrower maintained with any of the Banks all or any part of any amount due pursuant to this Agreement.

               (B) Each payment made to the Agent on the Notes or for other sums or fees due hereunder for the account of the Banks shall in like funds be properly remitted by the Agent to each Bank, no later than 2:00 p.m. Nashville time on the date on which Agent receives such payment; provided, payments made on the Working Capital Note shall be remitted solely to NationsBank of Tennessee, N.A.


               SECTION III.  CONDITIONS PRECEDENT

          The obligation of the Banks to fund and/or continue funding the Loans hereunder is subject to the following conditions precedent:

          3.1 Documents Required for the Closing. The Borrower shall have delivered to the Agent prior to the initial disbursement of the Loans the following:

               (A)  The Notes;

               (B)  Deeds of Trust, Mortgages and/or Deeds to
Secure Debt
(collectively, the "Deeds of Trust") in favor of the Agent for the benefit of the Banks with respect to certain of the Borrower's and Guarantors' interest in the real property described in
Exhibit E attached hereto and located in the States of North Carolina, Georgia and New York
(the "Real Property");

               (C)  Stock Pledge Agreement (collectively the
"Stock Pledge
Agreement") in the form attached hereto as Exhibit F, including
Schedule I thereto, duly
executed by the Borrower, together with certificates representing the shares pledged thereby, duly endorsed in blank, and stock powers duly endorsed in blank;

               (D)  Duly executed Guaranty and Suretyship
Agreements (collectively
the "Guaranty and Suretyship Agreements") of the Guarantors, in the form attached hereto as
Exhibit G;

               (E)  Duly executed Environmental Indemnity
Agreement of the Borrower
and the Guarantors with respect to all real property owned or leased by any of them.

               (F)  The Financing Statements and mortgagee
waivers required by
Section IV;

               (G)  Amendment to the Letter of Credit
Reimbursement Agreement in
form and substance satisfactory to the Banks and Pyron;

               (H) Title insurance policies from a company or companies satisfactory to Banks which shall bind such companies to insure the Deed(s) of Trust as first priority liens subject only to the Letter of Credit Facility lien in the State of New York, such matters as the Banks approve in writing, and other matters shown on Exhibit C. Such title policy shall also contain such other endorsements as the Banks may reasonably require.

               (I) Environmental Phase I reports with respect to all real properties owned or leased by Borrower or any Participating Subsidiary
(other than Zemex's headquarters
lease in Toronto, Canada and Feldspar's lease in Atlanta, Georgia) in form and substance satisfactory to the Banks.

               (J) A copy of resolutions of each Borrower's board of directors, certified by the corporate secretary or assistant secretary of each Borrower as of the date of Closing, authorizing the execution, delivery and performance of this Agreement, the Notes, the
Collateral Documents, and each other document to be delivered pursuant hereto;

               (K) A copy of resolutions of each Participating Subsidiary's board of directors, certified as of the date of Closing by the secretary of each of such corporations, authorizing the execution, delivery and performance of any documents to be delivered by such corporation pursuant to this Agreement, including without limitation any of the Collateral
Documents.

               (L) A copy, certified as of the most recent date practicable, by the applicable Secretaries of State of each Borrower's and Participating Subsidiary's Charter, together with a certificate dated the date of the Closing of each Borrower's corporate secretary to the effect that such certificates of incorporation have not been amended since the date of the aforesaid Secretary of State certifications;

               (M) A copy of each Borrower's by-laws certified by each Borrower's secretary as of the date of the Closing;

               (N)  A copy of the by-laws of each Participating
Subsidiary certified by
each Participating Subsidiary's secretary as of the date of Closing;

               (O) A certificate dated the date of the Closing of each Borrower's corporate secretary as to the incumbency and signatures of the officers of each Borrower executing this Agreement, the Notes, the Collateral Documents, and each other document to be delivered pursuant hereto;

               (P) A certificate dated the date of the Closing of each Participating
Subsidiary's corporate secretary as to the incumbency and signatures of the officers of each of such corporation executing any document to be delivered pursuant hereto, including without limitation any of the Collateral Documents.

               (Q) Certificates, as of the most recent dates practicable, of the aforesaid
Secretary of State and the Secretary of State of each state in which a Borrower is qualified as a foreign corporation as to the good standing of such Borrower;

               (R) Certificates, as of the most recent date practicable, of the
Secretaries of State in each state where each Participating
Subsidiary is organized and/or
qualified to do business as a foreign corporation as to the good standing of each such
Participating Subsidiary;

               (S)  A written opinion of Messrs. Davis, Graham &
Stubbs, L.L.C.,
the Borrower's counsel, dated the date of the Closing and addressed individually to each Bank, in the form attached hereto as Exhibit H-1 and otherwise satisfactory to the Banks.


               (T)  The written opinions of Messrs. Smith, Lyons,
Torrance,
Stevenson & Mayer and Messrs. Langlois Robert, the Canadian counsel for Zemex Corporation and Suzorite Mica Products Inc. Les Produits Mica Suzorite Inc., dated the date of the Closing and addressed individually to each Bank, in the form attached hereto as collective Exhibit H-2 and otherwise satisfactory to the Banks.

               (U) A certificate, dated the date of the Closing, signed by the president, vice president, chief financial officer, or corporate controller of the Borrower and to the effect that:

                    (1)  The representations and warranties set
forth within Section V
are true as of the date of the Closing;

                    (2)  No Event of Default hereunder, and no
event which, with
the giving of notice or passage of time or both, would become such an Event of Default, has occurred as of such date;

                    (3)  All of the Collateral Documents are and
shall remain in full
force and effect.

               (V) Copies of all documents evidencing the terms and conditions of any debt specified as Subordinated Indebtedness on Exhibit D in form and substance satisfactory to
Banks;

               (W) A Federal Reserve Form (or Forms) U-1, duly completed and executed by the Borrower and each Pledgor.

          3.2 Requirements for all Subsequent Disbursements. At the Closing, and as an express condition precedent after Closing to each disbursement of any Loan, each of the following shall be true and correct:

               (A) As of the date thereof, no Event of Default has occurred and is continuing, and no Unmatured Default is in existence;

               (B)  The disbursement will be used only as
permitted in Paragraph 2.1,
2.2 and/or 2.3;

               (C) No Material Adverse Change has occurred since the date of the
Financial Statements or the date of the Closing, as applicable;
and

               (D) All of the Collateral Documents remain in full force and effect, and
Borrower has provided or caused to be provided such additional
Collateral Documents as
required by Paragraph 7.16.

If any of the foregoing statements is not true and correct in the judgment of the Banks, then the Banks shall have no obligation to fund the requested disbursement. In addition, on each requested disbursement of a Revolving Loan or Capital Expenditure Loan, the Borrower shall deliver to the Agent a true and accurate certificate together with (or included within) any
Borrowing Notice, dated the date on which a Revolving Loan or Capital Expenditure Loan disbursement is to be made, signed by the president, vice president, chief financial officer, or corporate controller of the Borrower and certifying to the foregoing.

          3.3 Legal Matters. At the time of the Closing and thereafter, all legal matters incidental to the Loans shall be satisfactory to Banks and their counsel.


                SECTION IV.  COLLATERAL SECURITY

          4.1 Composition of the Collateral. The property in which a security interest is granted pursuant to the provisions of Paragraphs 4.2, 4.3 and
4.4 is herein collectively called
the "Collateral." The Collateral, together with all of the Borrower's and any Participating
Subsidiary's other property of any kind, both real and personal, held by, assigned to, mortgaged to or conveyed in favor of the Banks, shall stand as one general, continuing collateral security for all Obligations and may be retained by the Agent and/or Banks until all Obligations have been satisfied in full.

          4.2 Rights in Property Held by the Banks. As security for the prompt satisfaction of all Obligations and all Guaranties of the Obligations, the Borrower and each
Participating Subsidiary hereby assign, transfer and set over to the Banks all of their right, title and interest in and to, and grant the Banks a lien on and a security interest in, all amounts that may be owing from time to time by the Banks to the Borrower or such Participating Subsidiary in any capacity, including, but without limitation, any balance or share belonging to the
Borrower or such Participating Subsidiary of any deposit or other account with the Banks, which lien and security interest shall be independent of any right of set-off which the Banks may have.

          4.3 Rights in Property of the Borrower. As further security for the prompt satisfaction of all Obligations and all Guaranties of the Obligations, the Borrower hereby assigns to the Banks by and through the Agent all of its respective right, title and interest in and to, and grants the Banks a lien upon and security interest in, all of the following, wherever located, whether now owned or hereafter acquired, together with all substitutions, replacements, improvements, accessions or appurtenances thereto, and proceeds (including without limitation insurance proceeds) thereof:

               (A)  Accounts;
               (B)  Chattel Paper;
               (C)  Contract Rights;
               (D)  Documents;
               (E)  Equipment;
               (F)  Fixtures;
               (G)  General Intangibles;
               (H) Instruments, including without limitation the Zemex Note and security given by Suzorite Mica Products Inc. Les Produits Mica
                    Suzorite Inc. to secure the Zemex Note;
               (I)  Inventory;
               (J)  The Real Property described in Exhibit E-1;
               (K)  The Pledged Stock; and
               (L) All Records pertaining thereto or to any other Collateral.

          4.4 Rights in Property of Certain Participating Subsidiaries. As further security for the prompt satisfaction of all Obligations and all Guaranties of the Obligations, each
Participating Subsidiary other than Suzorite Mica Products Inc. Les Produits Mica Suzorite Inc.
hereby assigns to the Banks by and through the Agent all of their respective right, title and interest in and to, and grants the Banks a lien upon and security interest in, all of the following, wherever located, whether now owned or hereafter acquired, together with all substitutions, replacements, improvements, accessions or appurtenances thereto, and proceeds (including without limitation insurance proceeds) thereof:

               (A)  Accounts;
               (B)  Chattel Paper;
               (C)  Contract Rights;
               (D)  Documents;
               (E)  General Intangibles;
               (F)  Instruments;
               (G)  Inventory;
               (H)  The Real Property described in Exhibit E-2;
and
               (I) All Records pertaining thereto or to any other Collateral.

          4.5 Rights and Property of Suzorite Mica. As further security for the prompt satisfaction of its Guaranty and Suretyship Agreement, Suzorite Mica Products Inc. Les Produits
Mica Suzorite Inc. hereby assigns to the Banks by and through the Agent all of its respective right, title and interest in and to, and grants the Banks a lien upon and security interest in all of the following, wherever located, whether now owned or hereafter acquired, together with all substitutions, replacements, improvements, accessions or appurtenances thereto, and proceeds
(including without limitation insurance proceeds) thereof:

               (A)  Accounts;
               (B)  Chattel Paper;
               (C)  Contract Rights;
               (D)  Documents;
               (E)  General Intangibles;
               (F)  Instruments;
               (G)  Inventory;
               (H) All Records pertaining thereto or to any other Collateral.

          4.6 Priority of Liens. The foregoing liens shall be first and prior liens except for any Permitted Liens on assets which have priority or would have priority by the operation of Laws.

          4.7  Financing Statements.

               (A)  The Borrower and each Participating
Subsidiary will:

                    (1)  Join with the Agent in executing such
additional Financing
Statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Banks as the Banks may specify;

                    (2) Pay or reimburse the Banks for all costs and taxes of filing or recording the same in such public offices as the Banks may designate, and reimburse the
Banks for performing subsequent verification searches following Closing in Tennessee, Texas,
North Carolina, New York, Pennsylvania, Georgia and Florida only;
and

                    (3)  Take such other steps as the Banks may
direct, including the
noting of the Banks' lien on the Collateral and on any certificates of title therefor all to perfect the Banks' security interest in the Collateral.

               (B) A carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

               (C) To the extent lawful, the Borrower and each Participating
Subsidiary hereby appoint the Agent as their attorney-in-fact (without requiring the Agent to act as such) to execute any Financing Statement in the name of the Borrower or such Participating
Subsidiary, and to perform all other acts that the Agent deems appropriate to perfect and continue the Banks' security interest in, and to protect and preserve, the Collateral.

          4.8 Negotiation of Zemex Note. Simultaneously with the execution of this
Agreement, Zemex Corporation has negotiated the Zemex Note to Agent by endorsing the
Zemex Note to the order of Agent (without restriction or qualification) and delivering the Zemex
Note together with all collateral documents securing the payment of same to Agent on behalf of the Banks. Agent shall retain possession of the Zemex Note to perfect the security interest of the Banks therein. Following the occurrence of any Event of Default and for so long as such Event of Default remains uncured, upon demand of the Majority Banks the Agent may direct the obligor of the Zemex Note to send all payments made under the Zemex Note and to send all notices pertaining to the Zemex Note or the collateral securing payment of same directly and exclusively to the Agent on behalf of the Banks as the Agent may specify.

          4.9 Collection of Receivables. Following the occurrence of any Event of
Default and for so long as such Event of Default remains uncured, upon demand of the Majority
Banks, Borrower and each Participating Subsidiary shall deposit or cause to be deposited, all checks, drafts, cash, and other remittances received in payment of services rendered or inventory sold or in payment or on account of its accounts, immediately upon receipt thereof with Agent in a special "lockboxed" bank account maintained with Agent, over which the Majority Banks alone have power of withdrawal. The funds in said special bank account shall be held by the Banks as security for all loans made hereunder and all other Obligations of Borrower to the
Banks secured hereby. Said proceeds shall be deposited in precisely the form received, except for the endorsement of Borrower and each Participating Subsidiary where necessary to permit collection, which endorsement Borrower and each Participating Subsidiary agree to make and which Agent also hereby is irrevocably authorized to make on their behalf. Pending such deposit, Borrower and each Participating Subsidiary agree that they will not commingle any such checks, drafts, cash, and other remittances with any of their funds or property, but will hold them separate and apart therefrom and upon an express trust for the Banks until deposit thereof is made in the said special bank account. At least twice weekly, Agent will apply the whole or any part, as the Majority Banks deem appropriate, of the collected funds on deposit in the said special bank account against the principal and/or interest of any loans made hereunder and/or on Borrower's other Obligations secured hereby, the order and method of such application to be in the discretion of the Majority Banks. Any portion of said funds on deposit in the special bank account that the Majority Banks elect not to apply will be paid over by Agent to Borrower.

          4.10 Mortgagees' and Landlords' Waivers; Georgia
Processing Plant.

               (A) At the request of the Majority Banks, the Borrower will cause each mortgagee of all real estate owned by the Borrower or any Participating Subsidiary, and each landlord of all premises leased by the Borrower or any Participating Subsidiary, to execute and deliver to the Agent instruments, in form and substance satisfactory to the Banks, by which such mortgagee or landlord waives its rights, if any, to any portion of the Collateral located on such premises, and agrees to provide Agent notice of and an opportunity to cure any default by Borrower or such Participating Subsidiary under such mortgage or lease.

               (B)  Upon Borrower's either acquiring the
Monticello, Georgia land on
which its operating plant is located or upon Borrower's renegotiating a new lease term for said site, Borrower shall immediately notify each Bank and provide to each Bank a copy of the applicable deed and/or lease. Thereafter, Borrower agrees to execute and deliver to the Agent on behalf of the Banks a Georgia form of deed to secure debt in the form previously delivered to Bank on the other Monticello, Georgia property which deed to secure debt will encumber
Borrower's fee simple and/or leasehold interest in the plant, as applicable. Borrower agrees that such deed to secure debt shall be delivered as soon as practicable after Borrower resolves its title issues by either acquiring fee simple title or executing a new lease, but in no event later than sixty (60) days after Borrower's acquisition of the fee simple title and/or execution of a written lease.

           SECTION V.  REPRESENTATIONS AND WARRANTIES

          To induce the Banks to enter into this Agreement, the Borrower and each
Participating Subsidiary jointly and severally represent and warrant to each Bank as follows:

          5.1 Due Organization and Qualification. Zemex Corporation is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and The Feldspar Corporation is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina; each Participating Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation, all as set forth in Exhibit I; the Borrower and each Participating Subsidiary have the lawful power to own their properties and to engage in the business they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it is both material and makes such qualification necessary; the states in which the Borrower and each Participating Subsidiary are qualified to do business are set forth in Exhibit I; the percentage of the Borrower's ownership of the outstanding stock of each Participating Subsidiary is as listed in Exhibit I; and the addresses of all places of business of the Borrower and each Participating Subsidiary are as set forth in Exhibit J;

          5.2 No Conflicting Agreement. Neither the Borrower nor any Participating
Subsidiary is in default with respect to any of its existing Indebtedness, and the making and performance of this Agreement, the Notes and the Collateral Documents will not (immediately, or with the passage of time or the giving of notice, or both):

                    (1)  Violate the charter or bylaw provisions
of the Borrower or
any Participating Subsidiary, or violate any Laws, or result in a default under any material contract, agreement, or instrument to which the Borrower or any Participating Subsidiary is a party or by which the Borrower or any Participating Subsidiary or its property is bound; or

                    (2)  Result in the creation or imposition of
any security interest
in, or lien or encumbrance upon, any of the assets of the Borrower or any Participating
Subsidiary, except in favor of the Banks;

          5.3 Capacity. The Borrower and each Participating Subsidiary have the power and authority to enter into and perform this Agreement, the Notes and the Collateral Documents, as applicable, and to incur the Obligations herein and therein provided for, and have taken all corporate action necessary to authorize the execution, delivery, and performance of this
Agreement, the Notes and the Collateral Documents;

          5.4 Binding Obligations. This Agreement and the Collateral Documents are, and the Notes when delivered will be, valid, binding, and enforceable in accordance with their respective terms subject to the general principles of equity (regardless of whether such question is considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency, moratorium, fraudulent or preferential conveyance and other similar laws affecting generally the enforcement of creditors' rights;

          5.5  Pledged Stock.  The Pledgor owns the Pledged
Stock; the Pledged Stock
constitutes one hundred percent (100%) of the issued and outstanding capital stock of the respective issuers thereof; and the Pledged Stock has been duly issued, is fully paid and non-assessable, and is free of all claims, security interests, liens, charges and encumbrances;

          5.6 Litigation. Except as disclosed in Exhibit K hereto, there is no pending or threatened order, notice, claim, litigation, proceeding or investigation against or affecting the
Borrower or any Participating Subsidiary, whether or not covered by insurance, that would involve the payment of Two Hundred Thousand Dollars ($200,000.00) or more if adversely determined;

          5.7 Title. The Borrower and its Participating Subsidiaries have good and marketable title to all of their respective material assets, including without limitation the
Collateral and the Real Property, subject to no security interest, encumbrance or lien, or the claims of any other Person except for Permitted Liens;

          5.8 Financial Statements. The Financial Statements, including any schedules and notes pertaining thereto, have been prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present the financial condition of the Borrower and its Participating Subsidiaries at the dates thereof and the results of operations for the periods covered thereby, and there has been no Material Adverse Change in the financial condition or business of the Borrower and its Participating Subsidiaries from December 31, 1993 to the date hereof;

          5.9 No Additional Indebtedness. As of the date hereof, the Borrower and its
Participating Subsidiaries had no Indebtedness of any nature, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected
(in a footnote or otherwise) and reserved against in the September 30, 1994 Financial Statements or as disclosed in or permitted by this Agreement; the Borrower does not know, and has no knowledge of any basis for the assertion against it or any Participating Subsidiary as of the date hereof, of any material Indebtedness of any nature not fully reflected and reserved against in the September 30, 1994 Financial Statements;

          5.10 Taxes. Except as otherwise permitted herein, the Borrower and its
Participating Subsidiaries have filed all federal, state and local tax returns and other reports they are required by Laws to file prior to the date hereof and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; the Borrower has no knowledge of any deficiency or additional assessment in connection with any taxes, assessments or charges not provided for on its books;

          5.11 Compliance with Laws. Except as otherwise disclosed in Exhibit L hereto, or except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower or any Participating Subsidiary or have a Material Adverse
Effect, the Borrower and its Participating Subsidiaries have complied with all applicable Laws with respect to: (1) any restrictions, specifications, or other requirement pertaining to services that the Borrower or any Participating Subsidiary performs; (2) the conduct of their respective businesses; (3) the use, maintenance, and operation of the real and personal properties owned or leased by them in the conduct of their respective businesses; and (4) health, safety, worker's compensation, and equal employment opportunity;

          5.12 Environmental Compliance.  The Borrower and its
Participating
Subsidiaries and their respective assets and operations are in compliance in all material respects with all Environmental Laws, except as may be disclosed on Exhibit N. Except as has been disclosed on Exhibit N, all plants, facilities and properties of the Borrower and its Participating
Subsidiaries are and will be on the date of Closing in a clean and healthful condition, free of asbestos and of all contamination by Hazardous Materials and other potentially harmful chemical or physical conditions, including, without limitation, any contamination of the air, soil, groundwater or surface waters associated with or adjacent to such plants, facilities and properties except as otherwise disclosed in the Environmental Indemnity Agreement; all storage tanks (whether above or below ground) located in or on such plants, facilities and properties are in sound condition, free or corrosion or leaks that could allow or threaten the release of any stored material. No Hazardous Materials are, or, to the best of Borower's knowledge, have been used, stored, treated or disposed of in violation of applicable Laws and regulations.
Neither the Borrower nor any Participating Subsidiary is a defendant in any administrative or judicial action alleging liability under the Comprehensive Environmental Response,
Compensation and Liability Act, as amended ("CERCLA"), nor has the Borrower or any
Participating Subsidiary received a notice that it is a potentially responsible party under
CERCLA or similar state Laws. The foregoing representations and exceptions thereto shall in no way diminish or abrogate the covenants made in Paragrah 6.14.

          5.13 Full Disclosure. No representation or warranty by the Borrower or any
Participating Subsidiary contained herein or in any certificate or other document furnished by the Borrower or any Participating Subsidiary pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

          5.14 Consents. Each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by the Borrower or any Participating Subsidiary in connection with the execution and delivery of the Loan
Documents or the undertaking or performance of any obligation thereunder has been duly obtained or effected;

          5.15 Existing Borrowings.  All existing Indebtedness:
(1) for money borrowed;
or (2) under any security agreement or mortgage from the Borrower or any Participating
Subsidiary is described in Exhibit C, unless the same are less than $25,000.00 in amount;

          5.16 Material Contracts.  Except as described on
Exhibit M hereto, the
Borrower and its Participating Subsidiaries have no material lease, contract or commitment of any kind (such as employment agreements; collective bargaining agreements; powers of attorney;
distribution arrangements; patent license agreements; contracts for future purchase or delivery of goods or rendering of services; bonus, pension and retirement plans; or accrued vacation pay, insurance and welfare agreements) which would be required to be listed as an Exhibit to the Borrower's Annual Report on Form 10-K; all parties (including the Borrower and Participating
Subsidiaries) to all such material leases, contracts and other commitments to which the Borrower or any Participating Subsidiary is a party have to the best of Borrower's knowledge complied with the provisions of such leases, contracts and other commitments; no party is in default under any provision thereof; and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default;

          5.17 Zemex Note. Zemex Corporation is the lawful holder and owner of the
Zemex Note and is the beneficiary of the collateral securing the payment of same, free and clear of all liens and encumbrances except the lien of this Agreement. The Zemex Note and the collateral documents securing same are valid and binding according to their terms, and the indebtedness evidenced by the Zemex Note is not subject to any defense or setoff. As of the date of this Agreement, the principal balance outstanding under the Zemex Note is Seven Million
Five Hundred Thousand Dollars (CDN $7,500,000.00).

          5.18 No Commissions.  Neither the Borrower nor any
Participating Subsidiary
has made any agreement or has taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of the making of the Loans;

          5.19 ERISA. All Defined Benefit Pension Plans, as defined in the Employee
Retirement Income Security Act of 1974, as amended ("ERISA"), of the Borrower and each
Participating Subsidiary meet, as of the date hereof, the minimum funding standards of
Section 302 of ERISA, and no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred with respect to any such Plan.

          5.20 Survival. All of the representations and warranties set forth in Section V shall survive until all Obligations are satisfied in full.


               SECTION VI.  AFFIRMATIVE COVENANTS

          The Borrower does hereby covenant and agree with each Bank that, so long as any of the Obligations remain unsatisfied, it will comply, and it will cause its Participating
Subsidiaries to comply, with the following covenants:

          6.1 Use of Proceeds. The Borrower will use the proceeds of each of the respective Loans only for the purposes permitted in Paragraphs
2.1, 2.2 and 2.3, as applicable,
and will furnish the Agent such evidence as it may reasonably require with respect to such use.

          6.2 Financial Statements and Reports. The Borrower will furnish the Banks:

               (A) As soon as reasonably practicable but in any event within forty-five
(45) days after the close of each quarter-annual accounting period in each fiscal year of Borrower and its Participating Subsidiaries the following: (1) a consolidated statement of cash flows of the Borrower and its Participating Subsidiaries for such quarter annual period; (2) consolidated and consolidating income statements of the Borrower and its Participating
Subsidiaries for such quarter-annual period; and (3) consolidated and consolidating balance sheets of the Borrower and its Participating Subsidiaries as of the end of such quarter-annual period--all in reasonable detail, subject to year-end audit adjustments, and certified by the Borrower's president, vice president, chief financial officer, or corporate controller to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower and its Participating Subsidiaries, except for any inconsistencies explained in such certificate;

               (B) Within ninety (90) days after the close of each fiscal year of Zemex
Corporation and its Subsidiaries: (a) consolidated statements of cash flows of Zemex
Corporation and its Subsidiaries for such fiscal year; (b) consolidated and consolidating income statements of Zemex Corporation and its Subsidiaries for such fiscal year; and (c) consolidated and consolidating balance sheets of Zemex Corporation and its Subsidiaries as of the end of such fiscal year--all in reasonable detail, including all supporting schedules, notes and comments; the consolidated statements and balance sheets shall be audited by Deloitte & Touche or another independent certified public accountant selected by Borrower and reasonably acceptable to the
Banks, and certified by such accountants to have been prepared in accordance with generally accepted accounting principles consistently applied by Zemex Corporation and its Subsidiaries, except for any inconsistencies explained in such certificate, and the consolidating statements shall be internally prepared by Borrower's financial officer and certified to each Bank as presenting fairly in all material respects the financial condition of Zemex Corporation and its Subsidiaries.
The Banks shall have the right, from time to time, to discuss the Borrower's affairs directly with the Borrower's independent certified public accountants after notice to the Borrower and opportunity of the Borrower to be present at any such discussions. In addition, if at anytime the assets, revenues and net income of both the Borrower and its Participating Subsidiaries do not account for ninety percent (90%) or more of the consolidated assets, consolidated revenues and consolidated net income of Zemex Corporation and its Subsidiaries, then within ninety (90) days after the close of each fiscal year, the Borrower shall also furnish to the Banks the following:
(a) consolidated statements of cash flows of the Borrower and its Participating Subsidiaries for such fiscal year; (b) consolidated and consolidating income statements of the Borrower and its Participating Subsidiaries for such fiscal year; and (c) consolidated and consolidating balance sheets of the Borrower and its Participating Subsidiaries as of the end of such fiscal year--all in reasonable detail, including all supporting schedules, notes and comments; the consolidated statements and balance sheets shall be audited by Deloitte & Touche or another independent certified public accountant selected by the Borrower and reasonably acceptable to the Banks, and certified by such accountants to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower and its Participating Subsidiaries, except for any inconsistencies explained in such certificate, and the consolidating statements shall be internally prepared by Borrower's financial officer and certified to each Bank as presenting fairly in all material respects the financial condition of the Borrower and its Participating
Subsidiaries;

               (C) As soon as reasonably practicable but in any event within forty-five
(45) days after the close of each quarter-annual accounting period in each fiscal year of the Borrower and its Participating Subsidiaries, a certificate of the president, vice president, chief financial officer or corporate controller of the Borrower stating that: (i) such officer has individually reviewed the provisions of this Agreement; (ii) a review of the activities of the Borrower and its Participating Subsidiaries during such year or quarter-annual period, as the case may be, has been made by such officer or under such officer's supervision, with a view to determining whether the Borrower has fulfilled all its obligations under this Agreement; and (iii) to the best of such officer's knowledge, the Borrower has observed and performed each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions hereof or, if the Borrower shall be so in default, specifying all such defaults and events of which he may have knowledge. Such certificate shall further set forth (i) actual intercompany advances as compared to the limitations set forth in Paragraph 7.4 and 7.12,
(ii) the current amount of Adjusted Surplus Capital including the current and cumulative amounts of Restricted Payments, and (iii) the financial ratios and covenants set forth in Paragraph 6.17, including without limitation all antecedent calculations and the source of any information that was used in such calculations;

               (D) Within thirty (30) days after the end of each month, income statements and balance sheets of The Feldspar Corporation and each of the Participating
Subsidiaries compared to budget for the prior month in form satisfactory to the Banks.

               (E)  Promptly after the sending or making
available or filing of the
same, copies of all correspondence, reports, proxy statements and financial statements that the
Borrower sends or makes available to its stockholders and all registration statements and reports that the Borrower files with the Securities and Exchange
Commission or any successor Person;
and

               (F)  Immediately upon receipt of the same by
Borrower or any
Participating Subsidiary, copies of all final management letters and any other reports which are submitted to the Borrower or any of its Participating
Subsidiaries by its independent accountants in connection with any annual or interim audit of the Records of the Borrower or its
Participating Subsidiaries by such accountants.

          6.3  Good Condition.  The Borrower and its
Participating Subsidiaries will
maintain their respective Inventory, Equipment, Real Property and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all rental or mortgage payments due on such Equipment or Real
Property. The Borrower hereby agrees that, in the event it or any Participating Subsidiary fails to pay or cause to be paid any such payment, the Banks may do so and be reimbursed by the
Borrower therefor.

          6.4 Insurance. The Borrower and its Participating Subsidiaries will maintain, or cause to be maintained, public liability insurance and fire and extended coverage insurance on all assets owned by them, all in such form and amounts as are consistent with industry practices and with such insurers as may be satisfactory to the Banks. Such policies shall name the Banks as loss payees under a standard mortgagee loss payee clause and as an additional insured, as their interests may appear, and shall contain a provision whereby they cannot be cancelled except after thirty (30) days' written notice to the Agent. The Borrower will furnish to the Agent such evidence of insurance as the Banks may require. The Borrower hereby agrees that, in the event it or any Participating Subsidiary fails to pay or cause to be paid the premium on any such insurance, the Banks may do so and be reimbursed by the Borrower therefor. The
Agent is hereby appointed the Borrower's attorney-in-fact (without requiring the Agent to act as such) to endorse any check which may be payable to the Borrower to collect such returned or unearned premiums or the proceeds of such insurance, and any amounts so collected may be applied by the Agent toward satisfaction of any of the Obligations.

          6.5 Taxes. The Borrower and its Participating Subsidiaries will pay or cause to be paid when due, all taxes, assessments and charges or levies imposed upon them or on any of their property or which any of them is required to withhold or pay over, except where contested in good faith by appropriate proceedings with adequate security therefor having been set aside in a manner satisfactory to Banks. The Borrower and each Participating Subsidiary shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that attaches (or security therefor) appears imminent.

          6.6 Records and Inspection. The Borrower and its Participating Subsidiaries will, when requested so to do, make available any of their Records for inspection by duly authorized representatives of the Banks, and will furnish the Banks any information regarding their business affairs and financial condition within a reasonable time after written request therefor.

          6.7  Maintenance of Existence and Business.  The
Borrower and its
Participating Subsidiaries will take all necessary steps to renew, keep in full force and effect, and preserve their corporate existence, good standing, and franchises, and will comply in all material respects with all present and future Laws applicable to them in the operation of their mining and materials businesses. The Borrower and its Participating Subsidiaries will preserve, renew and keep in full force and effect all material contracts, Mineral Leases, governmental licenses, authorizations, consents and approvals, rights, privileges and franchises necessary or desirable in the normal course of business.

          6.8  Ordinary Course.  The Borrower and its
Participating Subsidiaries will
keep accurate and complete Records of their Accounts, Inventory and Equipment, consistent with sound business practices. The Borrower and its Participating
Subsidiaries will collect their
Accounts and sell their Inventory only in the ordinary course of business.

          6.9 Copies of Tax Returns. Within ten (10) days of any Bank's request therefor, the Borrower will furnish the Banks with copies of federal income tax returns filed by the Borrower.

          6.10 Payment of Indebtedness. The Borrower and its Participating Subsidiaries will pay when due (or within applicable grace periods) all Indebtedness for borrowed money
(whether direct or indirect, including Guarantee Obligations) due any Person, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate security therefor being set aside in a manner satisfactory to the Banks. If default is made by the Borrower or any Participating Subsidiary in the payment of any principal (or installment thereof) of, or interest on, any such Indebtedness, the Banks shall have the right, in their discretion, to pay such interest or principal for the account of the Borrower or such Participating Subsidiary and be reimbursed by the Borrower therefor.

          6.11 Notice of Litigation. The Borrower and its Participating Subsidiaries will give immediate notice to the Agent of: (1) any litigation or proceeding in which any of them is a party if an adverse decision therein would require them to pay over more than Two Hundred
Thousand Dollars ($200,000.00) or deliver assets the value of which exceeds such sum (if such claim is not considered to be covered by insurance) or pay over more than One Million Dollars
($1,000,000.00) (if such claim is considered to be covered by insurance); and (2) the institution of any other suit or proceeding involving any of them, or the overt threat thereof, that might materially and adversely affect their operations, financial condition, property, business, or the
Collateral.

          6.12 Notice to Banks of Default or Prepayment.  The
Borrower and its
Participating Subsidiaries will notify each Bank immediately if any of them becomes aware of the occurrence of any Event of Default or of any fact, condition or event that only with the giving of notice or passage of time or both, could become an Event of Default, or of the failure of the Borrower or any Participating Subsidiary to observe any of their respective undertakings hereunder. Zemex Corporation will immediately notify the Banks in writing if a default occurs under the Zemex Note. In addition, Zemex Corporation will notify the Banks immediately if a prepayment is made on the Zemex Note.

          6.13 Notice of Name Change or Location. The Borrower and its Participating
Subsidiaries will notify each Bank thirty (30) days in advance of any change in (i) the name of the Borrower or any Participating Subsidiary, (ii) the location of any Collateral, (iii) the location of any of their places of business or (iv) of the establishment of any new, or the discontinuance of any existing, place of business.

          6.14 Environmental Compliance.

               (A) Borrower and its Participating Subsidiary will (1) employ, and cause each of its Participating Subsidiaries to employ, in connection with its use, if any, of all real property (including without limitation the Real Property), appropriate technology and compliance procedures and will maintain compliance with any applicable Environmental Laws,
(2) obtain and maintain, and cause each of its Participating Subsidiaries to obtain and maintain, any and all material permits required by applicable Environmental Laws in connection with its or its Participating Subsidiaries' operations and (3) dispose of, and cause each of its Participating
Subsidiaries to dispose of, any and all Hazardous Materials only at facilities and with carriers reasonably believed to possess valid permits under RCRA, if applicable, and any applicable state and local Environmental Laws. The foregoing covenants shall apply to the properties and operations covered by the environmental audit reports listed in Exhibit N. The Borrower shall use its best efforts, and cause each of its Participating Subsidiaries to use its best efforts, to obtain all certificates required by law to be obtained by the Borrower and its Participating
Subsidiaries from all contractors employed by the Borrower or any of its Participating
Subsidiaries in connection with the transport or disposal of any Hazardous Materials.

               (B) In the event that the Banks have reason to believe that any Borrower or Participating Subsidiary has failed to comply with any material Environmental Laws, or there exists a threat of material harm to the environment or Persons, the Banks or their agents shall have the right, but no obligation, at any time during business hours and upon reasonable written notice, to enter upon the Real Property or any other property operated by a Borrower or
Participating Subsidiary and conduct or cause to be conducted an Environmental Phase I audit
(or an update of any audit completed in connection with the execution of this Agreement) at
Borrower's sole expense and if such Phase I audit (or update) recommends further testing, then the Banks or their agents may require, but shall not be obligated to require, upon reasonable written notice, such further testing at Borrower's sole expense. The Banks or their agents shall use their best efforts to invoke and maintain all applicable privileges over all audit information generated pursuant to this provision.

          6.15 Notice of Environmental Action. If the Borrower or any of its
Participating Subsidiaries shall:

               (A) receive written notice that any material violation of any
Environmental Laws may have been committed or is about to be committed by the Borrower or any of its Participating Subsidiaries;

               (B)  receive written notice that any
administrative or judicial complaint
or order has been filed or is about to be filed against the Borrower or any of its Participating
Subsidiaries alleging any material violation of any Environmental Laws or requiring the
Borrower or any of its Participating Subsidiaries to take any action in connection with the release or threatened release of Hazardous Substances or solid waste into the environment; or

               (C) receive written notice from a federal, state, foreign or local governmental agency or private party alleging that the Borrower or any of its Participating
Subsidiaries is liable or responsible for costs in excess of $25,000 associated with the response to cleanup, stabilization or neutralization of any environmental activity;

then it shall provide the Agent and each Bank with a copy of such notice within ten (10)
Business Days of the Borrower's or such Participating Subsidiary's receipt thereof. Subject to the right of the Borrower or any Participating Subsidiary to contest in good faith any such actions or proceedings, the Borrower and/or any Participating Subsidiary shall as promptly as possible resolve, cure and/or have dismissed with prejudice any such actions or proceedings, to the reasonable satisfaction of the Banks. The Borrower shall reasonably monitor compliance with Environmental Laws by any and all owners or operators of real property owned or leased by a Borrower or any Participating Subsidiary.

          6.16 ERISA Compliance.  The Borrower and its
Participating Subsidiaries will:
(1) fund all their Defined Benefit Pension Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA and Section 412 of the Internal Revenue Code; (2) furnish the Banks, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all such Plans; and (3) promptly advise the Banks of the occurrence of any Reportable
Event or Prohibited Transaction with respect to any such Plan.

          6.17 Financial Ratios. Unless the Majority Banks otherwise agree in writing, the Borrower and its Participating Subsidiaries will maintain the following financial ratios and covenants:

               (A)  Current Ratio.  A ratio of Current Assets to
Current Liabilities of
not less than 1.50 to 1.00 at all times.

               (B)  Funded Debt to Capital.  A ratio of Funded
Debt to Capital of not
more than 0.40 to 1.00 at all times.

               (C) Funded Debt to Cash Flow. At the end of each fiscal quarter, a ratio of Funded Debt to Cash Flow for the four (4) quarters just ended of not greater than 4.0 to 1.0 from the date hereof to September 29, 1995, not greater than 3.5 to 1.0 from and including September 30, 1995 to September 29, 1996, and not greater than 3.0 to 1.0 from and including September 30, 1996 and at each quarter end thereafter.

               (D) Debt Service Coverage. At the end of each fiscal quarter, a Debt
Service Coverage Ratio computed for the four (4) quarters just ended of not less than 1.25 to
1.00 from the date hereof to September 29, 1996 and not less than
1.35 to 1.00 at September 30,
1996 and at each quarter end thereafter.

               (E) Profitability. At the end of each fiscal quarter, Net Income for the four (4) quarters just ended and Consolidated Net Income for the four (4) quarters just ended of not less than One Dollar ($1.00) in each case.


                SECTION VII.  NEGATIVE COVENANTS

          Borrower and each Participating Subsidiary hereby covenant and agree that without the prior written consent of the Majority Banks:

          7.1 Merger or Reorganization. No Borrower or Participating Subsidiary will enter into any merger, consolidation, reorganization or recapitalization; provided, The Feldspar
Corporation or any Participating Subsidiary may merge into Zemex Corporation or into The
Feldspar Corporation or any Participating Subsidiary (but not a Nonparticipating Subsidiary) provided the Banks are given not less than thirty (30) days prior written notice thereof and provided the surviving entity is a Borrower or a Participating Subsidiary which is a party to this Agreement.

          7.2 Sale of Assets. No Borrower or Participating Subsidiary will sell, transfer, lease or otherwise dispose of all or any material part of its assets; provided, however, Borrower and its Participating Subsidiaries may in the ordinary course of business sell assets with a combined net book value of up to One Million Dollars ($1,000,000.00) per fiscal year, or may replace damaged or worn Equipment with Equipment of similar value and use. In addition, provided there is no Event of Default or Unmatured Default in existence hereunder and that portion of the sales price to be paid in cash at least equals or exceeds the net book value of the assets to be sold, the Banks agree that:

               (A) The Feldspar Corporation may sell all or substantially all of its
Spruce Pine, North Carolina assets free and clear of all liens held by the Banks, provided that simultaneously therewith: (1) the Borrower pays in full the Capital Expenditure Loan; (2) not less than one-half (50%) of the remaining Net Cash Sales Proceeds, if any, are applied to the Revolving Loans and Working Capital Loan pro rata in accordance with the amount of the
Revolving Loan Commitment and the Working Capital Commitment, with each such
Commitment to be permanently reduced by the amount so applied (provided, if proceeds are sufficient to more than payoff in full either Loan, then the Commitments shall be reduced as herein set forth but the excess proceeds shall be applied to that Loan with an outstanding balance); and (3) any purchase money notes or other instruments arising from the sale are pledged to the Banks hereunder on a first lien basis;

               (B)  the Pyron Corporation may sell all or
substantially all of its assets
free and clear of all liens held by the Banks, provided that simultaneously therewith: (1) the
Borrower provides for the complete termination of the Letter of Credit Facility; (2) not less than one-half (50%) of the remaining Net Cash Sales Proceeds, if any, are applied to the Revolving
Loans and the Working Capital Loan pro rata in accordance with the then outstanding amount of the Revolving Loan Commitment and the Working Capital Commitment, with each such
Commitment to be permanently reduced by the amount so applied (provided, if proceeds are sufficient to more than payoff in full either Loan, then the Commitments shall be reduced as herein set forth but the excess proceeds shall be applied to that Loan with an outstanding balance); and (3) any purchase money notes or other instruments arising from the sale are pledged to the Banks hereunder on a first lien basis; and

               (C) The Feldspar Corporation may sell all or substantially all of its
Monticello, Georgia assets or its Edgar, Florida and/or Johnson, Florida assets, and/or Pyron
Metal Powders, Inc., Suzorite Mica Products Inc. Les Produits Mica Suzorite Inc. or Suzorite
Mineral Products Inc. may sell all or substantially all of its (their) assets free and clear of all liens held by the Banks, provided that simultaneously therewith:
(1) not less than one-half
(50%) of the Net Cash Sales Proceeds are applied to the Loans and to permanently reduce the
Commitments as determined by the Banks in their discretion; and
(2) any purchase money notes
or other instruments arising from such a sale are pledged to the Banks hereunder on a first lien basis.

          7.3  Encumbrances.  No Borrower or Participating
Subsidiary will:
(1) mortgage, pledge, grant or permit to exist a security interest in or lien upon any of its assets of any kind, now owned or hereafter acquired, except for Permitted Liens, or (2) covenant or agree with any other Person (other than the Banks) not to mortgage, pledge, or grant a security interest in or a lien upon their assets.

          7.4 Debts and Other Obligations. No Borrower or Participating Subsidiary will incur, create, assume, or permit to exist any Indebtedness except: (1) the Loans;
(2) existing Indebtedness as set forth in Exhibit C; (3) trade Indebtedness incurred in the ordinary course of business; (4) contingent Indebtedness permitted by Paragraph 7.9; (5)
Indebtedness, including Permitted Acquisition Indebtedness, secured by Permitted Liens; (6)
Indebtedness owed by any Participating Subsidiary of the Borrower to a Borrower or by a Borrower to any Participating Subsidiary of the Borrower, provided that if any such Indebtedness is evidenced by a document or instrument, the same is pledged pursuant to an appropriate pledge agreement; (7) Mineral Leases incurred in the ordinary course of business and other lease obligations permitted by Paragraph 7.5; and (8) Indebtedness assumed or incurred in connection with a Permitted Acquisition and payable to parties other than the seller or the seller's owners provided the aggregate outstanding amount of such Indebtedness does not exceed at any time
Two Million Five Hundred Thousand Dollars ($2,500,000.00).

          7.5  Leases.  The Borrower and its Participating
Subsidiaries will not pay, in
an aggregate amount in any fiscal year (commencing with the current fiscal year), lease obligations in excess of $1,000,000.00; as used in this paragraph, the term "lease" means a an operating lease other than a Mineral Lease which is not reflected on a consolidated balance sheet of the Borrower and its Participating Subsidiaries and should not be so reflected under generally accepted accounting principles consistently applied.

          7.6  Untrue Certificate.  No Borrower or Participating
Subsidiary will furnish
the Agent or any Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

          7.7  Margin Stock.  No Borrower or Participating
Subsidiary will directly or
indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any
"margin stock" within the meaning of Regulation U of the Board of Governors of the Federal
Reserve System, or any regulations, interpretations or rulings thereunder.

          7.8  Sale-Leaseback.  No Borrower or Participating
Subsidiary will enter into
any sale-leaseback transaction.

          7.9  Guarantee Obligation.  No Borrower or
Participating Subsidiary will
create, incur, suffer to exist a Guarantee Obligation or otherwise become liable for any obligation of any other Person or any Nonparticipating
Subsidiary, except: (1) the endorsement of commercial paper for deposit or collection in the ordinary course of business, (2) guarantees of Permitted Acquisition Indebtedness, (3) the guaranty by Zemex
Corporation of the Letter of
Credit Reimbursement Agreement, (4) guarantees of
Nonparticipating Subsidiary obligations not to exceed, in the aggregate for all Nonparticipating
Subsidiaries, the sum of Two Million Five
Hundred Thousand and No/100 Dollars ($2,500,000.00), and (5) leases with the Borrower or a Participating Subsidiary permitted under Paragraph 7.5.

          7.10 Dividends and Distributions. Zemex Corporation will not declare or pay any cash dividends, or make any other cash payment or other distribution of an asset on account of its capital stock.

          7.11 Redemptions and Capital Stock. Zemex Corporation will not redeem, purchase or retire any of its capital stock.

          7.12 Prepayments.  No Borrower or Participating
Subsidiary will prepay any
Subordinated Indebtedness, or Indebtedness for borrowed money other than the Obligations, or enter into or modify any agreement as a result of which the terms of payment of any of the foregoing Indebtedness are modified to accelerate or increase payments.

          7.13 Subsidiary.  No Borrower or Participating
Subsidiary will form any
Subsidiary, make any investment in or make any loan in the nature of any investment to any
Person, except for: (1) any Permitted Investments, (2) the formation of a Subsidiary in connection with making a Permitted Acquisition which qualifies as such under Paragraph 7.16 below, (3) advances by the Borrower to Participating Subsidiaries of the Borrower, and (4) advances by Participating Subsidiaries of the Borrower to the Borrower.

          7.14 Loans and Advances. No Borrower or Participating Subsidiary will make any loan or advance to any officer, shareholder, director or employee of a Borrower or any Subsidiary, except for temporary advances in the ordinary course of business not to exceed Five
Hundred Thousand Dollars ($500,000.00) in the aggregate and loans to key employees to purchase treasury stock of Zemex Corporation under The Key Employee Stock Purchase Plan.

          7.15 Investments. No Borrower or Participating Subsidiary will purchase or otherwise invest in or hold securities, non-operating real estate (excluding mineral reserves) outside the normal course of business, or other non-operating assets, except: (1) Permitted
Investments; (2) the present investment in any such assets, including existing Participating
Subsidiaries; and (3) operating assets that hereafter become non-operating assets.

          7.16 Acquisitions. No Borrower or Participating Subsidiary will acquire the stock of, or all or substantially all of the assets of, any Person without the prior written consent of the Banks; provided however, with respect to any permitted acquisition (hereinafter a
"Permitted Acquisition"), Zemex Corporation may acquire either all of the stock or assets of such Person and The Feldspar Corporation or any Participating Subsidiary may acquire the assets of or merge with such Person (provided the Participating Subsidiary or The Feldspar
Corporation is the surviving entity) without obtaining the Banks' approval if:

               (A) Not less than ten (10) Business Days prior to entering into a binding agreement to make any Permitted Acquisition, Borrower shall submit to each of the Banks the following information: (1) A copy of the signed letter of intent and a current draft of the acquisition agreement with any prepared exhibits, including seller financing documents; (2) A written description of the company to be acquired, including location and type of mining operations, key management, and real estate assets (including legal descriptions of any owned real estate), if any; (3) If applicable, historical financial statements of the Permitted Acquisition for the prior two years and the most recent interim statement;
(4) Copy of acquisition analysis
done by Borrower preparatory to making the Permitted Acquisition;

               (B) the Permitted Acquisition Price does not exceed Ten Million Dollars
($10,000,000.00), of which no more than Five Million Dollars
($5,000,000.00) is payable in
cash at the closing of the Permitted Acquisition or within one hundred eighty (180) days thereafter;

               (C) the business of the Permitted Acquisition is in the mining, manufacturing or processing of either powdered metals, mica, feldspar, ceramic clays, other industrial minerals or metal waste recycling and is located in the United States or Canada;

               (D) environmental Phase I audits of the real properties owned by the
Permitted Acquisition company conducted within six (6) months prior to the closing of the acquisition (or material substantially similar thereto in the opinion of the Banks) indicate environmental risks and/or exposures for which the estimated costs to fully remedy and clean-up are less than Four Hundred Thousand Dollars ($400,000.00), and copies of such are provided to the Banks;

               (E) no Event of Default or Unmatured Default has occurred hereunder and not been cured, or would otherwise occur as a result of or in connection with the Permitted
Acquisition, whether immediately or on a projected basis; and

               (F) whether or not the Banks have been requested to disburse funds, if such Permitted Acquisition is to become a party hereto and a Participating Subsidiary, the
Borrower must pledge or cause to be pledged to the Agent for the benefit of the Banks a first priority lien on the outstanding stock, if any, of the Permitted Acquisition and a first priority lien, if available, but in no event less than a second priority lien on all of the Inventory, Accounts, Chattel Paper, Documents, Instruments, and General Intangibles of the Permitted
Acquisition; and

               (G) if Adjusted Surplus Capital is not positive or, as a result of such acquisition is not positive, the Person or assets being acquired must be a Participating Subsidiary or become a Participating Subsidiary immediately following the acquisition to qualify as a
Permitted Acquisition. Unless the Permitted Acquisition is to become a Nonparticipating
Subsidiary, the Banks shall be given not less than fifteen (15) Business Days written notice prior to the closing of any such acquisition to prepare all necessary documentation, and the legal structure of the Loans following any Permitted Acquisition must be satisfactory to the Banks and the Agent's respective counsel.

          7.17 Capital Expenditures. Other than in connection with funding Permitted
Acquisitions and the 1995 expansion at Spruce Pine, North
Carolina by The Feldspar
Corporation, neither the Borrower nor any Participating Subsidiary will make or incur Capital
Expenditures without the prior approval of Majority Banks if such Capital Expenditures exceed, in the aggregate, Five Million Dollars ($5,000,000.00) for the fiscal year ending December 31,
1995, and Four Million Dollars ($4,000,000.00) for the fiscal year ending December 31, 1996 and for each fiscal year thereafter.

          7.18 Affiliate Transactions. Except as described on Exhibit M hereto, Borrower will not, and will not permit any of its Participating Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including without limitation the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any
Participating Subsidiary which is wholly owned by Borrower) on terms that are less favorable to the Borrower or its Participating Subsidiaries than those that would be obtainable at the time from any Person who is not an Affiliate. Notwithstanding the foregoing, Borrower will not, and will not permit any of its Participating Subsidiaries to: (1) pay or incur any obligation to pay any management fee, consulting fee, service fee or similar fee or charge to any Affiliate or (2) enter into any transaction with an Affiliate where the amount to be paid, whether immediately or over time, exceeds Five Hundred Thousand Dollars ($500,000.00) in the aggregate. In addition, Zemex Corporation and Suzorite Mica Products Inc. Les Produits Mica Suzorite Inc.
will not modify the Zemex Note so as to extend the term or reduce the interest rate without the prior written consent of the Banks, nor will Zemex Corporation or Suzorite Mica Products Inc.
Les Produits Mica Suzorite Inc. release or allow to be released any collateral for the Zemex
Note.

          7.19 Restricted Payment Negative Covenants.
Notwithstanding the provisions
of Paragraphs 7.9 through 7.18 above (collectively, the "Restricted Payment Negative
Covenants"), provided there is no Event of Default or Unmatured Default in existence under this
Agreement and except as hereinafter set forth, the Borrower or any Participating Subsidiary may, without the consent or approval of the Banks, make or incur one or more Restricted
Payments in connection with taking actions which would otherwise violate one or more of the Restricted Payment Negative Covenants and such action and/or payment will not cause an Event of Default or Unmatured Default hereunder if, after such Restricted Payment(s) are made or incurred, the level of Adjusted Surplus Capital remains positive as evidenced by the reports required by Paragraph 6.2(C) above; provided, the foregoing shall not apply to subparagraph
7.9(4), which is not intended to be a Restricted Payment Negative Covenant; and provided further, with respect to Paragraphs 7.13, 7.15 and 7.16, if any borrowings are outstanding under the Revolving Loans at such time, any cash investments in any single entity or Nonparticipating
Subsidiary shall be limited under all circumstances to a maximum of Five Million and
No/Dollars ($5,000,000.00) over any period of twelve (12) consecutive months.


                     SECTION VIII.  DEFAULT

          8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

               (A) The Borrower shall fail to pay within two (2) days of the date when due any installment of principal or interest payable hereunder, or shall fail to pay within ten (10) days of written notice any fee payable hereunder.

               any of the financial covenants contained in Paragraph 6.17.

               (C) Any Borrower, Participating Subsidiary, or Pledgor shall fail to observe or perform any obligation or covenant to be observed or performed by any of them, jointly or severally, under any of the Loan Documents; provided, however, if such failure is not related to the payment of money, the breach of a financial covenant contained in Paragraph 6.17, or the breach of any negative covenant in Section VII, Borrower shall have ten (10) days to cure such failure before the Majority Banks and/or Agent exercise the rights and remedies hereunder, with such ten (10) day period commencing after notice of such failure from the Agent or Banks.

               (D) Any Borrower or Participating Subsidiary shall fail to pay any
Indebtedness for borrowed money (whether direct or indirect, including guarantees of borrowed money due from Nonparticipating Subsidiaries) due any Person and such failure shall continue beyond any applicable grace period and shall equal or exceed, either individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00) in amount.

               (E) Any Borrower or Participating Subsidiary shall suffer a Material
Adverse Effect from any event of default arising under any agreement binding a Borrower or such Participating Subsidiary.

               (F) Any financial statement, representation, warranty or certificate made or furnished by any Borrower or Participating Subsidiary to the Agent or any Bank in connection with this Agreement or the Loans, or as inducement to the Banks to enter into this Agreement, or in any separate statement or document to be delivered hereunder to the Agent or any Bank, shall be materially false, incorrect, or incomplete when made.

               (G) Any Borrower or Participating Subsidiary shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of its or any of its creditors.

               (H)  Proceedings in bankruptcy, or for
reorganization of any Borrower
or Participating Subsidiary, or for the readjustment of any of their respective debts, under the
United States Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower or Participating Subsidiary, or shall be commenced against any Borrower or
Participating Subsidiary.

               (I) A receiver or trustee shall be appointed for any Borrower or
Participating Subsidiary or for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Borrower or
Participating Subsidiary, or any Borrower or Participating Subsidiary shall discontinue business or materially change the nature of its business.

               (J) Any Borrower or Participating Subsidiary shall suffer final judgments for payment of money aggregating in excess of Two Hundred Thousand Dollars
($200,000.00) and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has been effectively stayed.

               (K)  A judgment creditor of any Borrower or
Participating Subsidiary
shall obtain possession of any Collateral or other assets by any means, including, but without limitation, levy, distraint, replevin or self-help.

               (L) Any obligee of Subordinated Indebtedness shall fail to comply with the subordination provisions of the instruments evidencing such Subordinated Indebtedness.

               (M) Pyron Corporation shall default under the Letter of Credit Facility or the Letter of Credit Reimbursement Agreement.

               (N) Any Borrower or Participating Subsidiary shall default in any other
Indebtedness (excluding the Obligations) owed to the Banks, or any of them, or under any other agreements for credit or borrowed money it may have with any Bank, jointly or severally, directly or indirectly, whether matured or unmatured.

               (O)  The occurrence of a Change of Control.

          8.2 Acceleration. Upon the occurrence of any of such Events of Default, the
Majority Banks may, at their option, immediately terminate the obligation to make any further advances under the respective Commitments and/or declare the principal and interest accrued on the Notes and all other Obligations to be immediately due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest, or any notice of any kind except as set forth above; provided, that in the case of the Events of Default specified in clause (G), (H) or (I) above with respect to Borrower, without any notice to
Borrower or any act by Agent or the Banks, the Commitments shall thereupon terminate and the
Notes and all other Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower. In addition, and regardless of whether the Notes have been accelerated, the Majority Banks may upon the occurrence of any Event of Default elect to charge interest at the Default Rate set forth in the Notes.

          8.3 Remedies. After any acceleration, as provided for in Paragraph 8.2, the
Banks shall have, in addition to the rights and remedies given it by the Loan Documents, all those allowed by all applicable Laws, including, but without limitation, the UCC as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, the Banks may immediately, without demand of performance and without other notice
(except as specifically required by the Loan Documents) or demand whatsoever to the Borrower, all of which are hereby expressly waived, and without advertisement, sell at public or private sale, in any manner and at any location authorized by Laws, or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which the Borrower may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), the Banks shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to the Borrower at least five (5) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower hereby agrees shall be reasonable notice of such sale or other disposition. The Borrower agrees to assemble, or to cause to be assembled, at its own expense, the Collateral at such place or places as the Banks shall designate. At any such sale or other disposition, the Banks may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower, which right is hereby expressly waived and released.

               Without limiting the generality of any of the rights and remedies conferred upon the Banks under this Paragraph 8.3, the Banks may, to the full extent permitted by applicable Laws:

               (A)  Engage independent appraisers and field
examiners, reasonably
acceptable to the Borrower, to conduct appraisals and field examinations of the real properties, leasehold interest, fixtures, machinery, equipment, inventory and accounts receivable owned by
Borrower and/or any of its Participating Subsidiaries, with all of the reasonable costs of such appraisals and field examinations to be paid by Borrower or, if paid by the Banks, reimbursed to the Banks by Borrower upon demand of the Banks. All such field examinations and appraisals shall be conducted in accordance with Agent's guidelines for such appraisals and field examinations at the time, and Borrower and each Participating Subsidiary hereby agree that such guidelines are reasonable;

               (B) Enter upon the premises of the Borrower, exclude therefrom the
Borrower, any Subsidiary or any Affiliate thereof, and take immediate possession of the
Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary and lawful self-help to do so;

               (C) At the Banks' option, use, operate, manage and control the
Collateral in any lawful manner;

               (D) Collect and receive all receivables, rents, income, revenue, earnings, issues and profits therefrom; and

               (E) Maintain, repair, renovate, alter or remove the Collateral as the
Banks may determine in their discretion.


                     SECTION IX.   THE AGENT

          This Section IX is between and among the Agent and the Banks only. Neither the Borrower nor any other creditor of the Borrower shall have any rights under this section, whether as a third party beneficiary or otherwise, and this section may be amended by the Agent and the Banks acting alone.

          9.1 Authorization. Each Bank authorizes the Agent to act on behalf of such
Bank or holder to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith and signed by such Bank, and to take such other action as may be reasonably incidental thereto. The Agent shall be considered as acting solely in an administrative and ministerial capacity, not as trustee or other fiduciary of the Banks. The
Agent shall not be construed as having any agency or fiduciary relationship with the Borrower.
The Agent shall not have any duties or obligations to the Banks other than those expressly provided for herein. The Agent shall not be required to exercise any discretion or take any action, but shall be fully protected in so acting or in refraining from acting, upon the instructions of the Majority Banks (except as otherwise provided in Paragraph 10.3, for matters which require the consent of all Banks), and such instructions shall be binding upon all Banks and holders of the Notes, and the Agent shall not be liable to any party hereto for any consequence of any such action or refraining from action. Notwithstanding any instructions of the Majority
Banks, the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any loan document or applicable law.

          9.2 Standard of Care. Neither the Agent nor any of its officers, directors, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Notes as the holder thereof and as a Bank hereunder until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent (which notice shall be binding on all parties hereto); (b) may consult with legal counsel, independent public accountants and other experts and advisors selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or other advisors; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or for any failure or delay in performance by the Borrower or any Bank under this Agreement;
(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, perfection, collectability, genuineness, sufficiency or value of this Agreement, the Notes, or any other instrument or document furnished pursuant thereto or for the accuracy or completeness of any credit or other information provided to the Banks; (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall incur no liability for relying upon any matters of fact that might reasonably be expected to be within the knowledge of the Borrower, upon a certificate or other writing signed by Borrower, or upon telephone communications with Borrower which are reasonably believed to be true and valid.

          9.3 No Waiver of Rights. With respect to the Notes, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the Agent may accept deposits from, and generally engage in any kind of business with, the Borrower.

          9.4 Payments. The Agent shall use its best efforts to deliver to each Bank on the same day as received by Agent in immediately available funds such Bank's pro rata share of all payments received by the Agent for the benefit of the Banks, but in the event Agent is unable to deliver such payments to any Bank on the same day of receipt, Agent agrees to pay such Bank interest on the payment for each day the Agent is unable to deliver the payments after the date of its receipt based on the overnight federal funds rate of interest. Any payment due for any reason under this Agreement that is required to be made on a date on which the Agent is not open for business shall be extended until the next day on which the Agent is open for the transaction of business.

          9.5 Indemnification. The Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith or take any action toward the execution or enforcement of the agency hereby created, or to prosecute or defend any suit in respect of this Agreement or the Notes or to advance funds hereunder upon the failure by any Bank to fund its pro rata share of the Commitment hereunder, unless ratably indemnified to its satisfaction (to the extent not reimbursed by Borrower) by the holders of the Notes against loss, cost, liability and expense (including reasonable fees and out-of-pocket expenses of counsel), claim, demand, action, loss or liability (except such as result from Agent's gross negligence or willful misconduct) that Agent may suffer or incur in connection with this Agreement or any action taken or omitted by Agent hereunder. If any indemnity furnished to the Agent for or against any loss, cost, liability, and expense or for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished. Each Bank agrees to reimburse the Agent promptly upon demand for such Bank's pro rata share of any expenses referred to in Paragraph 10.4 incurred by the Agent to the extent that the Agent is not reimbursed for such expenses by the Borrower.

          9.6 Exculpation. Neither Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Banks or Majority Banks, as appropriate, or (b) in the absence of its own gross negligence or willful misconduct. Neither Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Note or any other instrument or document delivered hereunder or in connection herewith, or (ii) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by Borrower or any other obligor of its obligations.

          9.7 Credit Investigation. Each Bank acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had the
Commitment been granted and the Loan made directly by such Bank to the Borrower. Each
Bank agrees and acknowledges that the Agent makes no representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, the Notes or the value of any security therefor and that each Bank has not entered into this Agreement in reliance upon any action, statement, representation, or warranty of any other Bank or Agent. Each Bank agrees that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Neither the Agent nor any other Bank shall have any obligation whatsoever to make any such credit analysis or decisions for a Bank or to provide any credit or other information with respect to the Borrower now or in the future in the possession of the Agent or such other Bank, except that the Agent shall promptly forward to the Banks a copy of any notice received by the Agent from the
Borrower of the occurrence of an Event of Default hereunder and copies of all material documents delivered to it by the Borrower pursuant to the terms hereof.

          9.8 Resignation. The Agent may resign at any time as the Agent under this
Agreement by giving written notice thereof to the Banks and the Borrower, which resignation shall be effective upon a successor Agent's acceptance of its appointment. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent hereunder. If no such successor Agent shall have been so appointed by the Majority Banks, or Borrower shall have reasonably rejected such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United
States of America or of any State thereof having assets of at least One Billion and No/100
Dollars ($1,000,000,000.00) and which shall be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor
Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation as an Agent hereunder, the provisions of this Section IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Loan Documents.

          9.9 Proration of Payments. Except as may be provided in other sections of this Agreement, including Paragraphs 2.13(B) and 7.2, all other funds received by Banks, or any of them, with the exception of funds received by Chemical Bank with respect to the Letter of Credit Reimbursement Agreement; shall be allocated pro rata among all Banks in proportion to their respective outstanding Loan balances and unreimbursed Letter of Credit drawings, if any;
provided, following the occurrence of an Event of Default hereunder and the acceleration of the Obligations, all funds received by the Banks thereafter shall, unless the Banks otherwise agree, be allocated in proportion to their respective outstanding Loan balances and the Letter of Credit
Liabilities. If any Bank or other holder of any Notes shall obtain any payment or other recovery
(whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on the Note then held by it in excess of its pro rata share of payments and other recoveries obtained by all Banks or other holders on account of principal of and interest on the Notes then held by them, such Bank or other holder shall purchase from the other Banks or holders such participation in the Notes held by them as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of them; provided, however, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, no Bank shall have any obligation to account for or share any amount, property or profit of any kind received by it for its own account arising out of a banking or other relationship with the Borrower apart from the obligations under the Loan Documents.

          9.10 No Liability For Errors. The Agent shall not be liable for any error in computing the amounts payable to any Bank in respect of any amounts due to the Banks hereunder or in making payment of such amounts. In the event of an error in computing any amount payable to any Bank or in the making of a payment, the Agent, the Borrower and such
Bank shall, forthwith upon discovery of such error, make such adjustment as shall be required to correct such error, including the payment of interest on any amounts that were incorrectly paid or not paid from the date paid or of the date due to the date returned or paid, all as the case may be, at the average daily rate for the overnight sale of federal funds by the Agent in effect for such period.

          9.11 Offset. In addition to and not in limitation of all rights of offset that any Bank or other holder of any Note may have under applicable Laws, each Bank or other holder of a Note shall, upon the occurrence of any Event of Default described in this Agreement or in the Note in question, have the right to appropriate and apply to the payment of such Notes any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with such Bank or other holder; provided, however, all funds received as a result of such offsets shall be applied pro rata among the Banks in proportion to the Letter of Credit Liabilities and the respective outstanding Loan amounts. Each Bank agrees to notify the Borrower and other Banks immediately after the exercise by it of this right of offset.


                    SECTION X.  MISCELLANEOUS

          10.1 Construction. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by the Banks, all of which shall be construed as complementary to each other; provided, in the event of any inconsistency, the provisions of this Agreement shall control. Nothing herein contained shall prevent the Banks from enforcing any or all other notes, guaranties, pledge or security agreements in accordance with their respective terms.

          10.2 Further Assurance. From time to time, the Borrower will execute and deliver to the Banks such additional documents and will provide such additional information as the Banks may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's operations, business and condition.

          10.3 Enforcement and Waiver by the Banks. The Majority Banks shall have the sole and exclusive right to administer, amend, or modify the Loan Documents, and are hereby empowered to act for the Banks with regard to the aggregate Commitments and the documentation thereof as if said Majority Banks were the sole lenders or extenders of credit under the Loan Documents; provided, however, that it shall take an affirmative vote of all Banks to: (i) increase any of the several Commitments; (ii) decrease any of the interest rates on the Loans; (iii) extend any Commitment Termination Date or Loan Termination Date on the
Revolving Loan or the Capital Expenditure Loan; (iv) reduce or postpone the principal payments due on any Term Loans; (v) postpone any payments of interest or interest payment dates; (vi) release any collateral; (vii) amend the definition of Majority Banks; and (viii) amend this
Paragraph 10.3; and provided further, that with respect to the Working Capital Loan,
NationsBank of Tennessee, N.A. shall have the sole right without consulting any other Bank to determine whether to extend from time to time the Working Capital Loan Termination Date.
The Banks shall have the right at all times to enforce the provisions of the Loan Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of the Banks and/or Agent in refraining from so doing at any time or times. The failure of the
Banks at any time or times to enforce their rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Loan Documents or as having in any way or manner modified or waived the same. All rights and remedies of the Banks are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

          10.4 Expenses of the Banks. The Borrower will, on demand, reimburse the
Agent and the Banks for all out-of-pocket expenses, including the reasonable fees and expenses of legal counsel for the Agent and the Banks, incurred by the Agent and the Banks in connection with the preparation, administration, amendment, modification, or enforcement of the Loan
Documents and the collection or attempted collection of the Notes.

          10.5 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered in person, or when sent by certified mail, postage prepaid, return receipt requested, by overnight courier service, or by facsimile to the address and/or telecopy number as follows, unless such address or number is changed by written notice hereunder:

               (A)  If to the Borrower:

                    Zemex Corporation
                    Canada Trust Tower
                    BCE Place, 161 Bay Street
                    Suite 3750
                    Toronto, Ontario M5J 2S1
                    Attention:  Chief Financial Officer
                    Telecopy:  (416) 365-8094

               (B)  If to the Agent:

                    NationsBank of Tennessee, N.A., Agent
                    One NationsBank Plaza
                    Nashville, Tennessee  37239
                    Attention:  Robert B. Weaver, Vice President
                    Telecopy:  749-4743 (615)

               (C)  If to the Banks:

                    NationsBank of Tennessee, N.A.
                    One NationsBank Plaza
                    Nashville, Tennessee  37239
                    Attention:  Large Commercial Lending
                    Telecopy:  749-4743 (615)

                    Chemical Bank
                    2300 Main Place Tower
                    Buffalo, New York  14202

                    Attention:  Zemex Corporation Account Officer
                    Telecopy: 716-843-4939

          10.6 Waiver and Release. To the maximum extent permitted by applicable
Laws, the Borrower and each Participating Subsidiary:

               (A) Waive: (1) protest of all commercial paper at any time held by the
Banks on which the Borrower or any Participating Subsidiary is in any way liable; and (2) notice and opportunity to be heard, after acceleration in the manner provided in Paragraph 8.2, before exercise by the Banks of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with the Borrower or any Participating
Subsidiary, and, except where required hereby or by any applicable Laws, notice of any other action taken by the Banks; and

               (B)  Release the Banks and their officers,
directors, attorneys,
employees, and agents from all claims for loss or damage caused by any act or omission on the part of any of them except for gross negligence, recklessness or willful misconduct.

          10.7 Indemnification. Borrower and each Participating Subsidiary hereby indemnify and hold the Banks and their officers, directors, attorneys, employees and agents free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation counsel fees and disbursements, incurred by the Banks or any of them as a result of, or arising out of, or relating to the execution, delivery, performance or enforcement of the Loan Documents or any instrument contemplated therein, except for any Bank's gross negligence or willful misconduct.
If and to the extent that the foregoing undertaking may be unenforceable for any reason,
Borrower and each Participating Subsidiary hereby agree to make the maximum contribution to the payment and satisfaction of such liabilities and costs permitted under applicable Laws.

          10.8 Participations and Assignments. Notwithstanding any other provision of this Agreement, the Borrower understands that any Bank may at any time enter into participation agreements with one or more participating banks whereby such Bank will allocate certain percentages of its Commitment to such bank or banks. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Banks only and that Borrower's obligations hereunder are undertaken for the benefit of, and as an inducement to, any such participating bank as well as the Banks. In addition, any Bank may assign to one or more lenders all or a portion of its rights and obligations as a Bank under this Agreement and the other Loan Documents; provided, however, that prior thereto any assigning Bank must obtain the written consent of the Agent and the Borrower to the assignee, which consent shall not be unreasonably withheld if being made to an Eligible Assignee.

          10.9 Applicable Laws.  The Laws of the State of
Tennessee shall govern the
construction of this Agreement and the rights and remedies of the parties hereto.

          10.10Binding Effect, Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Banks. This Agreement and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties, and supersede all prior agreements and understandings among the parties hereto. This Agreement may be amended only by a writing signed on behalf of each party.

          10.11Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this
Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

          10.12Counterparts. This Agreement may be executed by the parties independently in any number of counterparts, all of which together shall constitute but one and the same instrument which is valid and effective as if all parties had executed the same counterpart.

          10.13Venue. It is agreed that venue for any action arising in connection with this Agreement or the Obligations secured hereby shall lie exclusively with courts sitting in the states of Tennessee and New York, unless the Banks and Agent otherwise agree in writing.

          10.14Confidentiality. Agent and the Banks, together with their employees, agents or representatives who have a reasonable need to know such information, agree to treat confidentially all information concerning Zemex Corporation and its Subsidiaries or their assets and operations obtained by Agent or the Banks or by any of Agent's or the Banks' authorized agents or representatives, which information is not (i) contained in a report or other document filed with a securities commission or regulatory authority, (ii) distributed by Zemex Corporation to its shareholders or (iii) otherwise available to the public generally (other than by Agent's or Banks' breach of these confidentiality obligations); provided, however, that the foregoing confidentiality restrictions shall not apply where Agent or the Banks are required to disclose such information due to a valid subpoena or court order or other external bank regulatory reporting requirements. These confidentiality obligations shall survive the term of this Agreement by two years.

          10.15Waiver of Jury Trial.  EACH PARTY HERETO,
INCLUDING THE
BORROWER, EACH SUBSIDIARY, THE BANKS, AND THE AGENT, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAWS) ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH
THIS AGREEMENT, THE COLLATERAL OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT
FOR THE BANKS' AND THE AGENT ENTERING INTO THIS AGREEMENT.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AGENT                              BORROWER

NATIONSBANK OF TENNESSEE, N.A.,    ZEMEX CORPORATION
as Agent


BY:                                BY:

TITLE:                             TITLE:



BANKS                              THE FELDSPAR CORPORATION

NATIONSBANK OF TENNESSEE, N.A.

                                   BY:
BY:
                                   TITLE:
TITLE:



CHEMICAL BANK                      GUARANTORS AND PARTICIPATING
                                   SUBSIDIARIES

                                   PYRON CORPORATION
BY:

TITLE:                             BY:

                                   TITLE:


                                   PYRON METAL POWDERS, INC.


                                   BY:

                                   TITLE:


                                   SUZORITE MICA PRODUCTS INC.
LES
                                   PRODUITS MICA SUZORITE INC.


                                   BY:

                                   TITLE:


                                   SUZORITE MINERAL PRODUCTS,
INC.


                                   BY:

                                   TITLE: